EXHIBIT 99.2
STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of October 28, 2008, is entered into by and between PROASSURANCE CORPORATION, a Delaware corporation (“PRA”) and PODIATRY INSURANCE COMPANY OF AMERICA, A MUTUAL COMPANY, an Illinois mutual insurance company (“PICA”).  Capitalized terms used herein and not otherwise defined have the meanings set forth in Section 10.16.

WITNESSETH:

WHEREAS, PRA is an insurance holding company which provides, through its insurance subsidiaries, medical professional liability insurance; and

WHEREAS, PICA is a mutual insurance company which provides, directly and through its subsidiaries, medical professional liability insurance to podiatric and chiropractic physicians throughout the United States; and

WHEREAS, the Board of Directors of PICA has agreed to adopt a Plan of Conversion in accordance with Section 1.1 of this Agreement (as amended or supplemented from time to time, the “Plan of Conversion”), pursuant to which PICA will be converted (the “Conversion”) from a mutual insurance company to a stock insurance company pursuant to 215 ILCS 5/59.1 of the Illinois Insurance Code; and

WHEREAS, the Plan of Conversion will provide for and be contingent on the sale (the “Sale”) of all of the shares of common stock of PICA (the “Common Stock”) as part of the Conversion to PRA upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Boards of Directors of PRA and PICA have determined that it is in the best interests of their respective companies for PRA to acquire PICA through the purchase of its newly authorized Common Stock as provided for in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and intending to be legally bound by this Agreement, the parties to this Agreement agree as follows:

ARTICLE 1
PLAN OF CONVERSION

1.1           PICA Plan of Conversion.  PICA has adopted the Plan of Conversion, substantially in the form of Exhibit A attached hereto.  PICA shall file the Plan of Conversion with the Director (“Director”) of the Illinois Division of Insurance (the “Division”) in accordance with 215 ILCS 5/59.1 (Conversion to a stock company) of the Illinois Insurance Code (“215 ILCS 5/59.1”).  Following such filing, PICA shall take such additional actions, consistent with the terms set forth in the form of Plan of Conversion, as may be required under

215 ILCS 5/59.1 or otherwise by the Director to complete its demutualization pursuant to the provisions hereof and the Plan of Conversion.  The Plan of Conversion may contain such additional terms not set forth in the form of Plan of Conversion included as Exhibit A or modifications to terms set forth in the form of the Plan of Conversion as PICA may determine; provided, however, that any such additional term or modification that modifies the (i) total cash consideration or the method for allocating such cash consideration among PICA’s current and former Members, (ii) the sale of the PICA Common Stock to PRA, (iii) amount or timing of the Conversion Credits, or (iv) the Amended and Restated Articles or the Amended and Restated Bylaws shall require the prior written consent of PRA, which consent shall not be unreasonably withheld or delayed.

1.2           Approval of the Plan of Conversion.  Subject to Section 7.9 hereof, the Company, in accordance with the Plan of Conversion and Applicable Law, shall submit a proposal to Eligible Members to approve the Plan of Conversion (the “Proposal”) and shall give such notice to Eligible Members containing the date, time and place for voting on the Proposal as may be required under Applicable Law (including 215 ILCS 5/59.1).  Subject to Section 7.9 hereof, the Proposal shall include the determination of PICA’s Board of Directors that the Plan of Conversion does not prejudice the interests of the Members and is fair and equitable to the Members and shall include the Board of Directors’ recommendation that the Eligible Members approve the Plan of Conversion.

1.3           Information Statement.  PICA, with PRA’s assistance at PICA’s reasonable request, shall prepare and provide to Eligible Members, in connection with the solicitation of approval of the Plan of Conversion, an information statement relating to the Plan of Conversion and the Sale, including a copy of the Plan of Conversion (the “Information Statement”) and use commercially reasonable efforts to obtain and furnish the information required to be included by state and federal law, including 215 ILCS 5/59.1, and to obtain the approval of the Director of the Division for the Information Statement.  Each of PICA and PRA agrees that the information provided and to be provided by PICA or PRA, as the case may be, specifically for use in the Information Statement shall not, with respect to the information supplied by such party (i) on the date upon which the Information Statement is mailed to Eligible Members, (ii) on the date of the public hearing before the Director in respect of the Plan of Conversion, if any or (iii) on the last date on which Eligible Members are entitled to vote on the Proposal, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  No less than three days prior to the filing of the Information Statement with the Director of the Division, PICA shall provide PRA a draft of the Information Statement and an opportunity to comment on such draft; provided, however, that PICA shall have the right to accept or reject any such comments in its sole discretion.  Each of PRA and PICA agrees to correct as promptly as practicable any such information provided by it that shall have become false or misleading in any material respect and to take all steps necessary to furnish to the Director and obtain the approval of the Director for any amendment or supplement to the Information Statement so as to correct the same and to cause the Information Statement as so corrected to be disseminated to Eligible Members to the extent required by or advisable under Applicable Law.

1.4           Approval of the Change of Control.  Promptly after the execution of this Agreement, PRA shall request the Director to approve the change of control of PICA and the PICA Insurance Subsidiaries (as defined in Section 4.2 hereof) as contemplated by the Plan of Conversion and this Agreement in accordance with the requirements of 215 ILCS 5/131.4 of the Illinois Insurance Code.  PRA shall prepare and file with the Division a Form A and shall take such commercially reasonable actions consistent with the terms of this Agreement as may be required under 215 ILCS 5/131.4 of the Illinois Insurance Code and the regulations promulgated thereunder to obtain the Director's approval of the change of control of PICA and the PICA Insurance Subsidiaries as contemplated in the Plan of Conversion and this Agreement.

1.5           Effective Time of the Plan of Conversion. The “Effective Time” of the Plan of Conversion shall be 12:01 a.m. Illinois time, on the date and time as of which all of the following steps have been completed:  (i) the Plan of Conversion has been approved by the Director, (ii) the Eligible Members have approved the Plan of Conversion by the requisite vote in accordance with the Plan of Conversion, (iii) the Amended and Restated Articles of Incorporation have been duly adopted and (iv) the Effective Date Filing shall have been made by PICA.

1.6           Alternative Structure.  In the event that the Plan of Conversion or the transactions contemplated by this Agreement cannot be consummated in accordance with the transaction structure provided for in the Plan of Conversion and this Agreement, despite the parties’ exercise of their commercially reasonable efforts to obtain regulatory approvals and satisfy the other conditions to Closing set forth in Article 8, the parties shall discuss in good faith consummation of the acquisition of PICA by PRA using a different structure that is in compliance with Applicable Law and reasonably acceptable to both PICA and PRA and that substantially preserves for the parties the economic and other material benefits of the Plan of Conversion and the transactions contemplated by this Agreement and satisfies all other conditions to closing set forth in Article VIII hereof.

ARTICLE 2
SALE AND PURCHASE
2.1           Sale and Purchase of the Shares.  Subject to the terms and conditions of this Agreement, at the Effective Time on the Closing Date without any action on the part of any Member or DR Former Member, in accordance with the Plan of Conversion, PICA will issue and sell all of the newly authorized shares of Common Stock (the “Shares”) to PRA, which shall constitute all of the issued and outstanding stock of PICA, and PRA will purchase the Shares from PICA.

2.2           Purchase Price.  The purchase price (the “Purchase Price”) to be paid by PRA for the purchase of the Shares shall be equal to $135,000,000, consisting of (i) $120,000,000 in cash (the “Cash Consideration”), payable to the Eligible Members and the DR Former Members pursuant to Section 3 hereof and in accordance with the Plan of Conversion and (ii) $15,000,000 payable to the Qualified Policyholders (as such term is defined in the Plan of Conversion) as Conversion Credits in accordance with the Plan of Conversion and Section 2.9 hereof.  The Cash Consideration will be allocated among the Eligible Members and the DR Former Members in the manner set forth in the Plan of Conversion.

2.3           Articles of Incorporation.  Subject to the terms and conditions of this Agreement, at the Effective Time, the Amended and Restated Articles of PICA shall be and continue in effect until amended in accordance with Applicable Law.

2.4           Bylaws.  Subject to the terms and conditions of this Agreement, at the Effective Time, the Amended and Restated Bylaws of PICA shall be and continue in effect until amended in accordance with Applicable Law.

2.5           Management and Officers.  At the Effective Time, each of the directors of PICA and each PICA Insurance Subsidiary shall resign from their respective board of directors, and PRA as the sole stockholder of PICA or PICA, as applicable, shall elect new directors indicated on Exhibit B to serve on the board of directors of PICA and each PICA Insurance Subsidiary.  At the Effective Time, the officers of PICA and each PICA Subsidiary shall continue as the officers of PICA and each PICA Subsidiary, as applicable, until their successors are elected and qualified.

2.6           Advisory Committees.  PRA shall offer to each Person who, as of the date of this Agreement, is a member of the Board of Directors of PICA, but is not a full-time employee of PICA or a PICA Subsidiary, a Consulting and Noncompetition Agreement (each a “Consulting Agreement”), substantially in the form set forth in Exhibit C attached hereto.  Pursuant to his or her Consulting Agreement, each such Person shall be paid an initial payment of $50,000, plus a consulting fee of $250,000 payable in 48 monthly installments beginning at the Effective Time.  Notwithstanding the foregoing, no fees of any type shall be paid to such Person unless he or she shall have executed a Consulting Agreement.  PRA shall cause each Person who executes a Consulting Agreement to be appointed to an advisory committee to be maintained by PICA substantially in accordance with PRA’s current practice during the term of such Person’s Consulting Agreement.

2.7           PRA Board of Directors.  PRA shall cause Jerry D. Brant, DPM to be elected as a director of PRA at or before the next annual meeting of the PRA stockholders occurring after the Effective Time for a minimum term of three (3) years.  As a condition to such nomination, Dr. Brant shall consent in writing to being named as a director of PRA and shall provide to PRA such information relating to him as is required to be disclosed in PRA’s proxy statement under Regulation A promulgated by the Securities and Exchange Commission (“SEC”) and the Securities Exchange Act of 1934, as amended (“Exchange Act”).  At such time as Dr. Brant no longer serves as a director of PRA, PRA shall cause its Nominating/Corporate Governance Committee to consider the inclusion of a podiatrist insured by PICA among the physician members nominated for election to PRA's Board of Directors.

2.8           Insurance Operations.  Each party hereto recognizes and acknowledges that the ongoing, independent operation and continuity of the podiatric and chiropractic insurance operations and related business activities of PICA and the PICA Subsidiaries following the completion of the transactions contemplated hereby is important to the other party hereto and PICA’s policyholders and PRA hereby agrees, subject to operating constraints and reasonable financial performance consistent with past practice, to continue to operate PICA and its Subsidiaries as a freestanding operation (including underwriting, claims and risk management operations) from its current offices in Franklin, Tennessee located at 3000 Meridian Road,

37067, and subject to Section 7.5 hereof, under its current management team with respect to podiatric and chiropractic related business activities conducted by PICA and PRA and their respective Subsidiaries.  The chief executive officer of PICA will continue to direct the management of PICA subject to the direction of the chief executive officer of PRA and the Board of Directors of PICA.

2.9           Policyholder Conversion Credits.

(a)           In accordance with and pursuant to the Plan of Conversion, PRA hereby agrees to cause PICA to declare dividends and distribute such declared dividends as premium credits to its Qualified Policyholders in amounts credited to such Qualified Policyholders in accordance with the Plan of Conversion and adjusted pursuant thereto (collectively, the “Conversion Credits”).

(b)           The Conversion Credits shall be allocated among the Qualified Policyholders entitled thereto in accordance with the Plan of Conversion.  The Conversion Credits shall be payable as a credit against premium payments on PICA insurance policies that are renewed by Qualified Policyholders in accordance with the Plan of Conversion.  If a Qualified Policyholder fails to renew its PICA insurance policy in the year in which the Conversion Credit is payable pursuant to the Plan of Conversion, such Qualified Policyholder shall not be entitled to be paid the Conversion Credit for such year.

(c)           PRA shall (i) pay to PICA, via wire transfer of immediately available funds, a portion of the Purchase Price in the amount of $15,000,000 to fund the crediting of the Conversion Credits to Qualified Policyholders pursuant to the Plan of Conversion and Section 2.9(a) hereof and (ii) cause PICA to deposit such amount in a segregated account established by PICA on or before the Closing Date to be held in trust by PICA, separate and apart from any other assets of PICA, for the sole purpose of funding the payment of the Conversion Credits as required by the Plan of Conversion and Section 2.9(a) (the “Credit Account”).

(d)           It is the intent of the parties hereto that all amounts held in trust in the Credit Account will qualify as admitted assets of PICA.  Any interest earned on amounts held in trust in the Credit Account shall be transferred to the general account of PICA and such amounts shall be distributable to PRA in accordance with Applicable Law and following the approval of the Director, if required, on or after April 1, 2013.  No interest shall be accrued or payable to the Qualified Policyholders on the Conversion Credits.  PICA shall not, and PRA shall cause PICA not to, declare, make or pay any dividend, distribution or other payment to its shareholders prior to April 1, 2013 that would require the approval of the Director or other Insurance Regulator under the Insurance Laws, regardless of whether such approval has been received.

(e)           It is the specific intent of the parties hereto that each Qualified Policyholder is and will be a third party beneficiary of this Agreement for the purposes of enforcing its rights to receive the Conversion Credits in the amounts credited to such Qualified Policyholder as set forth on the Distribution List, as adjusted in accordance with the Plan of Conversion.

ARTICLE 3
CONVERSION PROCEDURES

3.1           Conversion Agent.  (a)  As soon as practicable after the execution and delivery of this Agreement and, in any event, not less than five days prior to the mailing of the Information Statement to Eligible Members, PRA shall designate a bank to act as conversion agent (the “Conversion Agent”) acceptable to PICA, to act as paying agent in effecting the distribution of the Cash Consideration to Eligible Members and DR Former Members pursuant to this Agreement and the Plan of Conversion.  PRA shall be solely responsible for and pay the charges and expenses of the Conversion Agent.

3.2           Conversion Procedures.

(a)           Prior to the Effective Time, PICA shall deliver to the Conversion Agent and PRA a complete and correct copy of the Plan of Conversion as approved by the Director and the Eligible Members, and PICA shall deliver to the Conversion Agent the certificate(s) to be dated as of the date of the Effective Time for the Shares registered in the name of PRA.

(b)           Prior to the Effective Time, PRA shall deposit in trust with the Conversion Agent for the benefit of the Eligible Members and DR Former Members receiving cash pursuant to the Plan of Conversion, cash in the amount of the Cash Consideration (the "Conversion Fund"), for distribution to such Eligible Members and DR Former Members in accordance with this Agreement and the Plan of Conversion.  The cash deposited with the Conversion Agent pursuant to this Section 3.2(b) shall be held in cash and cash equivalents.

(c)           No less than thirty calendar days prior to the Closing Date, PICA shall provide to the Conversion Agent and PRA (i) a list setting forth the (A) names and addresses of each of the Eligible Members (including the Qualified Policyholders) and the DR Former Members, (B) amount of the cash payment that each of the Eligible Members (including the Qualified Policyholders) and the DR Former Members is entitled to receive under the Plan of Conversion, (C) amount of Conversion Credits credited to each Qualified Policyholder pursuant to the Plan of Conversion, which amounts are subject to adjustment in accordance with the Plan of Conversion (the “Distribution List”) and (ii) forms of the Consideration Notices.

(d)           On the Closing Date, the Conversion Agent shall deliver to PRA the certificates for the Shares.  As promptly as practicable, but in no event more than ten (10) Business Days after the Closing Date, the Conversion Agent shall distribute to each Eligible Member (including the Qualified Policyholders) and DR Former Member (i) the cash in the Conversion Fund, in the form of a check for good funds, in the amount set forth on the Distribution List and required to be paid to (A) such Eligible Member (including such Qualified Policyholder) in exchange for such Member’s Membership Interest or (B) such DR Former Member, in each case, pursuant to the Plan of Conversion and (ii) a notice setting forth the method by which the amount of such cash, and with respect to each Qualified Policyholder the amount of Conversion Credits to be credited to such Qualified Policyholder and payable in 2010, was derived from such Eligible Member’s or DR Former Member’s allocation of the Purchase Price and, in the case of the Conversion Credits, when such Conversion Credits will be distributed (the “Consideration Notices”).  Each Eligible Member (including each Qualified Policyholder) and DR Former Member shall be a third party beneficiary of this Agreement for purposes of receiving amounts set forth in the Distribution List in accordance with this Section 3.2(d).

3.3           Conversion Fund.  All cash that remains in the Conversion Fund undistributed to the Eligible Members or DR Former Members for six (6) months after the Effective Time shall be delivered to PRA, on demand, and the Conversion Agent’s duties hereunder shall terminate.  Thereafter and subject to applicable abandoned property, escheat and similar laws, each Eligible Member and DR Former Member that has not yet received the Cash Consideration to which it is entitled pursuant to the Plan of Conversion and Section 3.2(d) hereof may contact PRA and PRA shall pay to such Eligible Member or DR Former Member the cash to which it is entitled.  None of PRA, PICA or the Conversion Agent shall be liable to any Person in respect of any such cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law unless the failure to pay such cash to such Person is due to a violation by PRA, PICA or the Conversion Agent of the requirements of Applicable Law, the Plan of Conversion or any order of the Director.

3.4           Withholding.                                PRA or the Conversion Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any Eligible Member or DR Former Member such amounts as PRA (or any Affiliate thereof) or the Conversion Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law.  To the extent that such amounts are properly withheld by PRA or the Conversion Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Eligible Member or DR Former Member in respect of whom such deduction and withholding were made by PRA or the Conversion Agent.  At least 10 Business Days prior to the Closing Date, PRA shall notify PICA of any amounts that PRA intends to deduct and withhold pursuant to this Section 3.4.  PRA agrees to consult with PICA in good faith to determine whether such deduction and withholding is required under Applicable Law.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PICA
Concurrently with the execution and delivery of this Agreement, PICA shall deliver to PRA a disclosure schedule (the “PICA Disclosure Schedule”).  The PICA Disclosure Schedule will be arranged in paragraphs corresponding to the sections contained in this Article and Sections 6.1 and 6.2; provided, however, (i) that each exception set forth in the PICA Disclosure Schedule shall be deemed disclosed for purposes of all representations and warranties if such exception is contained in a section of the PICA Disclosure Schedule corresponding to a section in this Article 4, and (ii) the mere inclusion of an exception in the PICA Disclosure Schedule shall not be deemed an admission by PICA that such exception represents a material fact, event or circumstance or would result in a material adverse change or Material Adverse Effect on PICA or any PICA Subsidiary.  All documents and instruments attached as exhibits or annexes to the PICA Disclosure Schedule are incorporated by reference into the PICA Disclosure Schedule.  Except as set forth in the PICA Disclosure Schedule and in any changes to the PICA Disclosure Schedule that are disclosed by PICA to PRA in accordance with Section 7.7 hereof, PICA hereby represents and warrants to PRA, as of the date hereof or such other date as specified, as follows:

4.1           Corporate Organization.

(a)           PICA is a mutual insurance company duly organized and validly existing under the laws of the State of Illinois.  PICA has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on PICA.

(b)           PICA is (i) duly licensed or authorized as an insurance company in Illinois, (ii) duly licensed or authorized to carry on an insurance business in each other jurisdiction where it is required to be so licensed or authorized, and (iii) duly authorized in Illinois and each other applicable jurisdiction to write its lines of business as required by Applicable Law except, in each case, where such failure to be so licensed or authorized would not individually or in the aggregate have a Material Adverse Effect on PICA and the PICA Subsidiaries, taken as a whole (collectively, all such licenses and authorizations, the “PICA Permits”).  Section 4.1 of the PICA Disclosure Schedule identifies the type of insurance lines that PICA is authorized or licensed to write in each state.  All of such licenses are in full force and effect, and there is no proceeding or investigation by any Governmental Authority pending or, to the Knowledge of PICA, threatened which would reasonably be expected to lead to the revocation, failure to renew, suspension, material limitation or material restriction of such license.  To the Knowledge of PICA, PICA has conducted its business in all respects in compliance with all terms and conditions of such licenses and Applicable Law, except where failure to so comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.2           Subsidiaries.

(a)           Section 4.2(a) of the PICA Disclosure Schedule sets forth a complete and correct list of each Subsidiary of PICA (the “PICA Subsidiaries”), together with the state of incorporation or organization of each PICA Subsidiary.  Each PICA Subsidiary (i) is duly organized and validly existing as a corporation under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on PICA and the PICA Subsidiaries, taken as a whole, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

(b)           Section 4.2(b) of the PICA Disclosure Schedule identifies the PICA Subsidiaries that write insurance and the states or other jurisdictions in which they are authorized or licensed to write insurance, and the type of insurance lines that they are authorized or licensed to write in each such sate (the "PICA Insurance Subsidiaries").  Each PICA Insurance Subsidiary is (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation, (ii) duly licensed or authorized to carry on an insurance business in each other jurisdiction where it is required to be so licensed or authorized, and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write its line of business as required by Applicable Law except, in each case, where such failure to be so licensed or authorized would not individually or in the aggregate have a Material Adverse Effect on PICA and the PICA Subsidiaries, taken as a whole (collectively, all such licenses and authorizations, the “PACO Permits” and together with the PICA Permits, the “Permits”).  All of such licenses are in full force and effect and there is no proceeding or investigation by any Governmental Authority pending or, to the Knowledge of PICA, threatened which would reasonably be expected to lead to the revocation, failure to renew, suspension, material limitation or material restriction of such license.  To the Knowledge of PICA, each PICA Insurance Subsidiary has conducted its respective businesses in all respects in compliance with all terms and conditions of such licenses and Applicable Law, except where any failure to so comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)           Except as set forth in Section 4.2(c) of the PICA Disclosure Schedule, PICA is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each of the PICA Subsidiaries.  There are no irrevocable proxies granted by PICA or any PICA Subsidiary with respect to such shares.  There are no equity securities of any of the PICA Subsidiaries that are or may become required to be issued by reason of any options, warrants, scrips, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any of the PICA Subsidiaries except shares of the PICA Subsidiaries issued to, or required to be issued to, other wholly owned PICA Subsidiaries.  There are no contracts, commitments, understandings or arrangements by which any of the PICA Subsidiaries is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock or securities convertible into or exchangeable for such shares.  All of the shares of the PICA Subsidiaries described in the first sentence of this Section 4.2(c) are validly issued, fully paid and nonassessable and free of preemptive rights, and are owned by PICA or a PICA Subsidiary free and clear of any and all Liens.

4.3           Corporate Affairs.

(a)           PICA has made available to PRA correct and complete copies of the Articles of Incorporation and Bylaws of PICA and each of the PICA Subsidiaries (as amended to date).  PICA has made available to PRA all of the minute books containing the records of the meetings of the shareholders, the Board of Directors and any committee of the Board of Directors of PICA and each of the PICA Subsidiaries (except for confidential portions of such minutes relating to the Plan of Conversion).  To the Knowledge of PICA, the minute books of PICA and the PICA Subsidiaries reflect all of the material actions taken at a meeting or by written consent of the Board of Directors of PICA.

(b)           The Plan of Conversion and the Amended and Restated Articles and Amended and Restated Bylaws have been approved by the Board of Directors of PICA and, when the Plan of Conversion and the Amended and Restated Articles have been approved by the Director of the Division and the Eligible Members of PICA as required under Section 1.2, PICA will be converted from a mutual insurance company to a stock insurance company at the Effective Time in accordance with the Applicable Law of the state of Illinois, including 215 ILCS 5/59.1.  At the Effective Time, the Amended and Restated Articles and the Amended and Restated Bylaws shall be duly authorized and validly adopted and in full force and effect.

4.4           Capitalization.

(a)           At the Effective Time, the authorized capital stock of PICA under the Amended and Restated Articles will be issued and sold to PRA pursuant to the Plan of Conversion and this Agreement.  The shares of PICA Common Stock issued to PRA pursuant to the Plan of Conversion will constitute all of the issued and outstanding shares of PICA Common Stock, all of which will be duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights.  As of the date of this Agreement and other than as provided in the Plan of Conversion or this Agreement, PICA does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of PICA Common Stock or any other equity securities of PICA or any securities representing the right to purchase or otherwise receive any shares of PICA Common Stock or any other equity securities of PICA.  As of the date of this Agreement no shares of PICA Common Stock were reserved for issuance except as provided in the Plan of Conversion.

(b)           As of the date of this Agreement and other than as required in connection with that certain Indenture between PICA and Wilmington Trust Company dated May 22, 2003, PICA does not have and is not bound by any outstanding subscriptions, warrants, commitments or agreements of any character calling for the purchase or issuance of any guaranty fund certificates, surplus notes or other subordinated indebtedness that would be considered as an equity equivalent under SAP (as defined in Section 4.6(b) hereof).

4.5           Authority; No Violation; Consents and Approvals.

(a)           Subject to the receipt of all Requisite Regulatory Approvals, PICA has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and PICA has the authority, assuming all Requisite Regulatory Approvals are duly received, to adopt the Plan of Conversion and carry out its obligations thereunder.  The execution and delivery of this Agreement by PICA and the consummation of the transactions contemplated hereby have been authorized by the Board of Directors of PICA.  The Board of Directors of PICA has adopted the Plan of Conversion and directed that the Plan of Conversion and this Agreement and the transactions contemplated by the Plan of Conversion and this Agreement be submitted to the Eligible Members for approval at a meeting of such Eligible Members and, other than obtaining Eligible Member approval and adoption of the Plan of Conversion and this Agreement by the affirmative vote of at least two-thirds of the Eligible Members voting thereon in accordance with Section 1.2 and any actions required to obtain all Requisite Regulatory Approvals (as defined in Section 8.1(c) of this Agreement), no other corporate proceedings on the part of PICA are necessary to approve the Plan of Conversion and this Agreement and to consummate the transactions contemplated by this Agreement.  Subject to the foregoing, this Agreement has been duly and validly executed and delivered by PICA and (assuming this Agreement constitutes a valid and binding obligation of PRA) constitutes a valid and binding obligation of PICA, subject to applicable bankruptcy, fraudulent conveyance, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.  On or prior to the date of this Agreement, the Board of Directors of PICA received the opinion of Raymond James & Associates that the Purchase Price is fair, from a financial point of view, to the Eligible Members and DR Former Members, as a group.

(b)           Neither the execution and delivery of this Agreement by PICA nor the consummation by PICA of the transactions contemplated by the Plan of Conversion and this Agreement, nor compliance by PICA with any of the terms or provisions of the Plan of Conversion and this Agreement, will (i) violate any provision of the Articles of Incorporation or Bylaws of PICA or (ii) assuming that all Requisite Regulatory Approvals and all of the consents and approvals referred to in Section 4.5(c) of this Agreement are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to PICA or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of PICA under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, surplus debentures, deed of trust, license, lease, agreement or other instrument or obligation to which PICA is a party, or by which it or any of its properties or assets may be bound or affected, except (in the case of clause (y) above) as set forth in Section 4.5(b) of the PICA Disclosure Schedule, or (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, terminations, cancellations, accelerations, Liens or defaults which, either individually or in the aggregate, would not have a Material Adverse Effect on PICA and the PICA Subsidiaries, taken as a whole.

(c)           Except for (i) the filing of applications, notices and forms with, and the obtaining of approvals from, the Insurance Regulators pursuant to the Insurance Laws, with respect to the transactions contemplated by this Agreement, including all Requisite Regulatory Approvals, (ii) the approval of the Plan of Conversion and the Amended Articles of Incorporation with the Director of the Division pursuant to the Illinois Insurance Code as contemplated in Section 1.2 hereof, (iii) the filing of a notification and report form (the “HSR Act Report”) with the Premerger Notification Office of the Federal Trade Commission and with the Antitrust Division of the Department of Justice (collectively, the “Premerger Notification Agencies”) pursuant to the Hart-Scott-Rodino Anti-Trust Improvements Act, as amended, and the rules and regulations thereunder (collectively, the “HSR Act”), (iv) any consents, authorizations, orders and approvals required under the HSR Act, (v) the approval of the Plan of Conversion and this Agreement by the requisite votes of the Eligible Members, (vi) the consents and approvals referred to in Section 4.5(b) of the PICA Disclosure Schedule, and (vii) the approvals set forth in Section 4.5(c) of the PICA Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Authority, or with any other Person are necessary in connection with the execution and delivery by PICA of this Agreement or the consummation by PICA of the transactions contemplated by this Agreement.

4.6           Insurance Reports.

(a)           “PICA SAP Statements” means (i) the annual statutory statements of each of PICA and the PICA Insurance Subsidiaries filed with the Insurance Regulator of the jurisdiction of domicile of PICA or the applicable PICA Insurance Subsidiary, as applicable, as of and for each of the years ended December 31, 2007, 2006 and 2005, (ii) the quarterly unaudited statutory statements of PICA and each of the PICA Insurance Subsidiaries filed with the Insurance Regulator of the jurisdiction of domicile of PICA or the applicable PICA Insurance Subsidiary, as applicable, as of and for the quarter ended June 30, 2008, and (iii) all exhibits, interrogatories, notes and schedules thereto.

(b)           Each PICA SAP Statement was prepared in accordance with statutory accounting principles (“SAP”) prescribed or permitted by the Division in conformity with practices consistently applied by PICA or the PICA Insurance Subsidiary, as applicable, without modification of the accounting principles used in the preparation thereof and presents fairly the statutory financial position and results of operations of PICA or the PICA Insurance Subsidiary, as applicable, as of the dates and for the periods indicated in accordance with SAP.  The annual balance sheets and income statements included in the PICA SAP Statements have been, where required by Insurance Laws, audited by an independent accounting firm.  Since January 1, 2005 PICA and each PICA Insurance Subsidiary have filed all PICA SAP Statements and all other reports and statements, together with all amendments and supplements thereto, required to be filed with any Insurance Regulator under the Insurance Laws.  Section 4.6(b) of the PICA Disclosure Schedule sets forth a list of, and PICA has made available to PRA, complete copies of, all such PICA SAP Statements and all audit opinions related thereto.

(c)           Since January 1, 2005 PICA and each PICA Insurance Subsidiary (i) have filed or submitted with all applicable Insurance Regulators all registration statements, notices and reports, together with all supplements and amendments thereto required by Article VIII ½ of the Illinois Insurance Code or similar Applicable Laws governing Insurance holding company systems in other states (the “PICA Holding Company Act Reports”), and (ii) have paid all material fees and assessments due and payable by them under the Insurance Laws.  Section 4.6(c) of the PICA Disclosure Schedule (x) sets forth a list of, and PICA has made available to PRA, complete copies of, all PICA Holding Company Act Reports filed with the Division, and (y) identifies each denial of a request for rate increases received by PICA from any Insurance Regulator since December 31, 2004.  All such PICA SAP Statements, PICA Holding Company Act Reports and other reports and statements substantially complied with the Insurance Laws when filed and, as of their respective dates, contained substantially all information required under the Insurance Laws and did not contain any false statements or material misstatements of fact or omit to state any material facts necessary to make the statements set forth therein not materially misleading in light of the circumstances in which such statements were made.  This Section 4.6(c) does not apply to Taxes, which are covered exclusively by Section 4.12.

(d)           Except for normal examinations conducted by a Governmental Authority in the regular course of the business of PICA and its Subsidiaries, and except as set forth in Section 4.6(d) of the PICA Disclosure Schedule, to the Knowledge of PICA, no Governmental Authority has initiated any proceeding or investigation into the business or operations of PICA, any PICA Subsidiary, or any director or officer of PICA or any PICA Subsidiary, since January 1, 2005 that remains open on the date hereof.  There is no unresolved violation or exception that is not capable of being cured without an incurrence of a material adverse penalty or monetary fine by any Governmental Authority with respect to any examinations of PICA or any of its Subsidiaries.

(e)           Section 4.6(e) of the PICA Disclosure Schedule lists all financial examinations that any Insurance Regulator has conducted with respect to PICA or any of the PICA Insurance Subsidiaries since December 31, 2004.  PICA has made available to PRA complete copies of the reports issued by the applicable Insurance Regulator with respect to such financial examinations.

(f)           Other than as contemplated herein and, except as set forth in Section 4.6(f) of the PICA Disclosure Schedule, since January 1, 2005, neither PICA nor any PICA Subsidiary has received from any Person any notice on Form A or such other form as may be prescribed under Applicable Law indicating that such Person intends to make or has made a tender offer for or a request or invitation for tenders of, or intends to enter into or has entered into any agreement to exchange securities for, or intends to acquire or has acquired (in the open market or otherwise), any voting security of PICA or a PICA Insurance Subsidiary, if after the consummation thereof such Person would directly or indirectly be in control of PICA or a PICA Insurance Subsidiary.

4.7           Financial Statements; Financial Reporting.

(a)           PICA has made available to PRA complete copies of (i) the audited consolidated balance sheets of each of PICA and the consolidated PICA Subsidiaries as of December 31, 2007, 2006 and 2005, and the related audited consolidated statements of earnings, policyholders’ equity and cash flows for PICA and the consolidated PICA Subsidiaries for the years ended December 31, 2007, 2006 and 2005, together with reports on all such financial statements by Ernst & Young LLP, and (ii) the unaudited consolidated balance sheets for PICA and the consolidated PICA Subsidiaries as of June 30, 2008 and the related unaudited consolidated statements of earnings, policyholders’ equity and cash flows for the six (6) month period ended June 30, 2008 (such financial statements are collectively referred to as the "Consolidated Financial Statements").

(b)           The Consolidated Financial Statements including all notes and schedules thereto, have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP") throughout the periods involved (except in case of unaudited financial statements that do not contain all footnotes and year-end adjustments which may be required by GAAP) and fairly present in all material respects the consolidated financial position of PICA and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

(c)           PICA maintains internal controls designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the financial statements of PICA and the PICA Subsidiaries.  Neither the Board of Directors nor audit committee of PICA or any PICA Subsidiary have been advised by their accountants or consultants of: (x) any significant deficiencies or material weaknesses in the design or operation of the internal controls over financial reporting (as such term is defined in Section 13(b)(2)(B) and Rules 13a-15(f) and 15d-15(d) of the Exchange Act) of PICA or any PICA Subsidiary which could adversely affect its ability to record, process, summarize and report financial data, or (y) any fraud, whether or not material, that involves management or other employees who have a role in the internal controls over financial reporting of PICA or any PICA Subsidiary.

(d)           As of the date hereof, neither PICA nor any of the PICA Subsidiaries had any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise which would be required to be reflected, reserved for or disclosed in a consolidated balance sheet of PICA and the consolidated PICA Subsidiaries, including the notes thereto, prepared in accordance with GAAP except (A) as reflected, reserved for or disclosed in the consolidated balance sheet of PICA and the consolidated PICA Subsidiaries as of June 30, 2008, including the notes thereto, (B) as incurred since June 30, 2008 in the ordinary course of business consistent with past practice, (C) as incurred or to be incurred by PICA or any Subsidiary pursuant to, in connection with, or as a result of, the Plan of Conversion and the other transactions contemplated by this Agreement, or (D) other than liabilities pursuant to contractual obligations identified in this Agreement or the PICA Disclosure Schedule.

(e)           Section 4.7(e) of the PICA Disclosure Schedule lists, and PICA has made available to PRA copies of the documentation creating or governing, all “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K of the SEC) effected by PICA or any of the PICA Subsidiaries since December 31, 2005.

(f)           Ernst & Young LLP, which has expressed its opinion with respect to the Consolidated Financial Statements (including the related notes), is and has been throughout the periods covered by such financial statements a registered public accounting firm (as defined in Section 2(a)(12) of Sarbanes Oxley Act of 2002 (“SOX”).  Section 4.7(f) of the PICA Disclosure Schedule lists all non-audit services (as such term is defined by SOX) performed by Ernst & Young LLP for PICA and each PICA Subsidiary for each year commencing after December 31, 2004.

(g)           The books and records of PICA and each of the PICA Subsidiaries (i) are and have been properly prepared and maintained in form and substance adequate for preparing audited consolidated financial statements, in accordance with regulatory accounting principles required by GAAP and any other applicable legal and accounting requirements and, (ii) reflect only actual transactions.

4.8           Broker’s Fees.  Except as set forth in Section 4.8 of the PICA Disclosure Schedule (which sets forth amounts paid or to be paid and names of parties to which such amounts were or will be paid), none of PICA, the PICA Subsidiaries and Persons acting on their respective behalf, has employed any broker or finder or incurred any liability for any broker’s fees or commissions, or investment banker fees or commissions, or finder’s fees in connection with the transactions contemplated by this Agreement.

4.9           Absence of Certain Changes or Events.

(a)           Since December 31, 2007, and except as set forth in Section 4.9(a) of the PICA Disclosure Schedule, neither PICA nor any PICA Subsidiary has (except as required by Applicable Law):  (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2007, except for changes in benefits in the ordinary course of business, (ii) granted any equity based compensation or severance or termination pay, entered into any contract to make or grant any equity based compensation or severance or termination pay, or paid any bonuses, or (iii) suffered any strike, work stoppage, slowdown, or other labor disturbance.

(b)           Since December 31, 2007, and except as set forth in Section 4.9(b) of the PICA Disclosure Schedule, there has not been:  (i) any Material Adverse Effect on PICA and the PICA Subsidiaries taken as a whole; (ii) any material change in any method of accounting or accounting principles or practice by PICA or any PICA Subsidiary, except as required by GAAP or SAP and disclosed in the notes to the unaudited financial statements of PICA and the PICA Subsidiaries; (iii) any material change in the actuarial, investment, reserving, underwriting or claims administration policies, practices, procedures or methods of PICA or any PICA Insurance Subsidiary; (iv) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties or business of PICA or any PICA Subsidiary; (v) any discharge or cancellation, whether in part or in whole, of any material indebtedness owed by PICA or any PICA Subsidiary to any Person, except reimbursement to employees of ordinary business expenses or other debts arising in the ordinary course of business; (vi) any sale or transfer of any material asset or property of PICA or any PICA Subsidiary, except in the ordinary course of business; (vii) any sale, assignment or transfer of any trademarks, trade names, or other intangible assets of PICA or any PICA Subsidiary; or (viii) any material amendment to or termination of any PICA Contract or Permit.

4.10           Legal Proceedings and Judgments.

(a)           Except as set forth in Section 4.10(a) of the PICA Disclosure Schedule and excluding claims made with respect to insurance policies or insurance contracts issued by PICA or any PICA Insurance Subsidiary for which a claims reserve has been established, there are no pending or, to the Knowledge of PICA, threatened, suits, actions, proceedings, claims or Governmental Authority investigations (whether at law or equity, before or by any Governmental Authority or before any arbitrator) against PICA, any PICA Subsidiary, any of their respective businesses or assets, any directors or officers of PICA or any PICA Subsidiary, in their respective capacities as directors and officers, or challenging the validity or propriety of the transactions contemplated by this Agreement or otherwise seeking to enjoin the transactions contemplated by this Agreement.  Section 4.10(a) of the PICA Disclosure Schedule further identifies any such suits, actions, proceedings, investigations or claims with pleadings, judgments or orders that are subject to confidentiality restrictions of the type described in 4.10(b).

(b)           Subject to any applicable confidentiality obligations of PICA or any PICA Subsidiary as to each matter, if any, described in Section 4.10(a) of the PICA Disclosure Schedule, accurate and complete copies of all relevant pleadings, judgments and orders have been made available to PRA.

4.11           Insurance.

(a)           Except as set forth in Section 4.11(a) of the PICA Disclosure Schedule, PICA and the PICA Subsidiaries maintain policies of general liability, fire and casualty, automobile, directors and officers, errors and omissions, fiduciary, and other forms of insurance (the “PICA Insurance Policies”) in such amounts, with such deductibles and against such risks and losses, which PICA’s management has reasonably determined to be prudent in accordance with industry practices, for the business and assets of PICA and the PICA Subsidiaries.  All such policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date under comprehensive general liability and worker’s compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.  To the Knowledge of PICA, the activities and operations of PICA and the PICA Subsidiaries have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.

(b)           No issuer of the PICA Insurance Policies has issued a reservation-of-rights letter, or entered into a nonwaiver agreement, or otherwise denied or limited coverage (in whole or in part), under any of the PICA Insurance Policies, and to the Knowledge of PICA, no declaratory judgment has been sought by any Person or entered by any court of competent jurisdiction that denies or limits coverage (in whole or in part) under any of the PICA Insurance Policies.

4.12           Taxes and Tax Returns.

(a)           As used in this Agreement:  “Tax” or “Taxes” means all federal, state, county, local, and foreign income, excise, gross receipts, gross income, profits, franchise, license, ad valorem, profits, gains, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, stamp, occupation, premium, social security (or similar), unemployment, disability, real property, personal property, sales, use, registration, alternative or add on minimum, estimated, and other taxes, charges, levies or like assessments (together with all penalties and additions to tax and interest thereon).  “Tax Return” or “Tax Returns” means any and all returns, declarations, claims for refunds, reports, information returns and information statements (including, without limitation, Form 1099, Form W-2 and W-3, Form 5500, and Form 990) with respect to Taxes filed (including any attached schedules), or required to be filed, by any Person or any Subsidiary of such Person with the Internal Revenue Service (“IRS”) or any other Governmental Authority or tax authority or agency, whether domestic or foreign (including consolidated, combined and unitary tax returns).

(b)           PICA and the PICA Subsidiaries have duly filed all material Tax Returns  required to be filed by them on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects) and have duly paid or made sufficient provisions for the payment of all Taxes shown thereon as owing on or prior to the date of this Agreement other than Taxes which are not yet delinquent or are being contested in good faith and have not been finally determined for which adequate reserves have been made on the Consolidated Financial Statements.  Except as disclosed in Section 4.12(b) of the PICA Disclosure Schedule, neither PICA nor any PICA Subsidiary has waived in writing any statute of limitations in respect of Taxes or agreed in writing to any extension of time with respect to a Tax Return or tax assessment or deficiency, other than extensions that are automatically granted by the taxing authorities upon filing an application therefor, which waiver or extension is currently in effect.  The unpaid Taxes of PICA and the PICA Subsidiaries do not exceed the reserve for tax liability set forth on the balance sheets referenced in Section 4.7 of this Agreement as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of PICA in filing its returns.  To the Knowledge of PICA, no claim has been made since December 31, 2003 by any Governmental Authority in a jurisdiction where PICA or any PICA Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c)           There is no claim, audit, action, suit, proceeding or investigation now pending or, proposed or threatened in writing against or with respect to PICA or any PICA Subsidiary in respect of any material Tax.  PICA and each PICA Subsidiary in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or other third party have complied with applicable tax withholding in all material respects.  PICA and each PICA Subsidiary have reported such withheld amounts to the appropriate taxing authority and to each such employee, independent contractor, creditor, shareholder or other third party as required by Applicable Law.

(d)           There are no Tax Liens upon any property or assets of PICA or its Subsidiaries except Liens for current Taxes not yet due.  Neither PICA nor any PICA Subsidiary has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by PICA or any PICA Subsidiary, and the IRS has not initiated or proposed any such adjustment or change in accounting method.  Except as set forth in the Consolidated Financial Statements, neither PICA nor any PICA Subsidiary has entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Code.  Neither PICA nor any PICA Subsidiary is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement (other than such agreements as exist by and among themselves).  Except as set forth in Section 4.12(d) of the PICA Disclosure Schedule, neither PICA nor any PICA Subsidiary has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code other than an affiliated group in which PICA has been the common parent corporation.  Except with respect to membership in the affiliated groups disclosed in Section 4.12(d) of the PICA Disclosure Schedule, neither PICA nor any PICA Subsidiary is liable for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Tax law) or by contract, as a successor or otherwise.  During the five (5) year period ending on the date of this Agreement, neither PICA nor any PICA Subsidiary was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.  Neither PICA nor any PICA Subsidiary is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.  PICA’s basis and excess loss account, if any, in each PICA Subsidiary is set forth in Section 4.12(d) of the PICA Disclosure Schedule.

(e)           Except as set forth in Section 4.12(e) of the PICA Disclosure Schedule, any amount that is reasonably likely to be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of PICA or any of its affiliates who is a “Disqualified Individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or PICA Employee Plan (as defined in Section 4.13 of this Agreement) currently in effect will not be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(f)           To the Knowledge of PICA, there is no dispute or claim concerning any tax liability of PICA or any PICA Subsidiary except as disclosed in Section 4.12(f) of the PICA Disclosure Schedule.  Section 4.12(f) of the PICA Disclosure Schedule identifies the last Tax Returns that have been audited by the taxing authority with whom they were filed, and indicates those Tax Returns that currently are the subject of an audit procedure or that PICA or any PICA Subsidiary has received written notice will be subject to an audit procedure.  PICA has made available to PRA correct and complete copies of all federal income Tax Returns (including amendments thereto) of, all examination reports of, and statements of deficiencies assessed against or agreed to by, PICA or any PICA Subsidiary since December 31, 2004.  Except to the extent other representations and warranties in this Article 4 relate expressly to Taxes, the representations and warranties made in this Section 4.12 are the only representations and warranties made by PICA with respect to matters relating to Taxes (including Tax Returns and Tax allocation agreements).

4.13           Employee Plans; Labor Matters.

(a)           Section 4.13(a) of the PICA Disclosure Schedule sets forth a true and complete list of all of the Employee Plans (as defined in Section 10.16(a)) for employees of PICA and any PICA Subsidiary (“PICA Employee Plans”).  Those PICA Employee Plans which are non-qualified deferred compensation plans for purposes of Section 409A of the Code are separately identified in Section 4.13(a) of the PICA Disclosure Schedule.  Except with respect to the PICA Employee Plans, neither PICA nor any PICA Subsidiary sponsors, maintains or contributes to, or has any ongoing obligation or liability whatsoever with respect to:  (i) any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or (ii) any other program, plan, trust agreement or arrangement for any bonus, severance, hospitalization, vacation, sick pay, deferred compensation, pension, profit sharing, post-employment, retirement, payroll savings, stock option, stock purchase, group insurance, self insurance, death benefit, fringe benefit, welfare or any other employee benefit plan or fringe benefit arrangement of any nature whatsoever including those for the benefit of former employees.  PICA and the PICA Subsidiaries have not made or entered into any written or oral agreement, arrangement, commitment, or understanding to create any additional PICA Employee Plan or to continue, modify, change, or terminate, in any material respect, any PICA Employee Plan.

(b)           PICA has heretofore delivered or made available to PRA complete copies or descriptions of each PICA Employee Plan and certain related documents, including where applicable, (i) the plan document and the related trust agreement or annuity contract for such PICA Employee Plan; (ii) the summary plan description and material employee communication document for such PICA Employee Plan; (iii) the actuarial report for such PICA Employee Plan for each of the last two years; (iv) all determination letters from the IRS for such PICA Employee Plan; (v) all insurance policies relating thereto and any written materials used by PICA to describe employee benefits to employees of PICA and the PICA Subsidiaries; (vi) the most recent annual return on Form 5500 (including all schedules  thereto along with the accompanying auditor’s opinion) and tax return (Form 990) for such PICA Employee Plan; (vii) the most current actuarial, valuation, and trustee’s  reports for such PICA Employee Plan; and (viii) all material communications with any Governmental Authority (including the Department of Labor, the IRS, the Pension Benefit Guaranty Corporation, and the SEC) with respect to such PICA Employee Plan.  Each such actuarial or valuation report correctly shows the value of the assets of such PICA Employee Plan as of the date thereof, the total accrued and vested liabilities, all contributions by PICA and the PICA Subsidiaries, and the assumptions on which the calculations are based.

(c)           Except as set forth in Section 4.13(c) of the PICA Disclosure Schedule, each of the PICA Employee Plans has been operated and administered in substantial compliance with Applicable Laws, including, but not limited to, ERISA and the Code.  To the Knowledge of PICA, there has not been any material violation of the reporting and disclosure provisions of the Code and ERISA with respect to any PICA Employee Plan.  There has not been any termination or partial termination (including any termination or partial termination attributable to the transactions contemplated by this Agreement) of such plans.  Neither PICA nor any PICA Subsidiary nor any of their respective ERISA affiliates, nor any predecessor thereof, contributes to, or has within the past six years contributed to, any multiemployer plans, as defined in Section 3(37) of ERISA, or any multiple employer welfare arrangements, as defined in Section 3(40) of ERISA.  Neither PICA nor any PICA Subsidiary nor any of their respective ERISA affiliates, nor any predecessor thereof, sponsors, participates in, or contributes to, or has at any time in the past sponsored, participated in, or contributed to (i) any plan which is subject to the funding standards or requirements described in Section 412 of the Code, or (ii) any plan which is subject to any of the requirements, obligations, and liabilities imposed by Title IV of ERISA.

(d)           Each PICA Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or has pending or has time remaining in which to file, an application for such determination from the IRS, and PICA is not aware of any reason why any such determination letter should be revoked or not be reissued, and any related trust is intended to be exempt from taxation under Section 501(a) of the Code.  PICA has made available to PRA copies of the most recent Internal Revenue Service determination letters with respect to each such PICA Employee Plan (if applicable).  To the Knowledge of PICA, no prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code, or breach of fiduciary duty under Title I of ERISA has occurred with respect to any PICA Employee Plan or with respect to PICA or any PICA Subsidiary, and no events have occurred with respect to any PICA Employee Plan that could result in payment or assessment by or against PICA or any of its Subsidiaries of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(e)           There has been no amendment to, written interpretation or announcement (whether or not written) by PICA or any of the PICA Subsidiaries relating to, or change in employee participation or coverage under, any PICA Employee Plan which would increase materially the expense of maintaining PICA Employee Plans above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2007.  No event has occurred or circumstances exist that could result in a material increase in the premium costs of PICA Employee Plans that are insured, or a material increase in benefit costs of the PICA Employee Plans that are self-insured.

(f)           Except as set forth in Section 4.13(f) of the PICA Disclosure Schedule, there is no action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of PICA, threatened against or involving any PICA Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PICA.  Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any PICA Employee Plan is pending or, to the Knowledge of PICA, threatened.

(g)           Except as described in Section 4.13(g) of the PICA Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by the Plan of Conversion and this Agreement will (i) result in any material payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee of PICA or any of its Subsidiaries from PICA or any of its Subsidiaries under any PICA Employee Plan or otherwise; (ii) materially increase any benefits otherwise payable under any PICA Employee Plan; (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent (in each case under clauses (i), (ii) or (iii) whether or not such payment or benefit would constitute a parachute payment within the meaning of Section 280G of the Code); or (iv) constitute a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code, or breach of fiduciary duty under Title I of ERISA.

(h)           Neither PICA nor any PICA Subsidiary has any direct or indirect material liability or obligation under any PICA Employee Plan other than as described in the terms of such PICA Employee Plans.  There are no circumstances arising out of the sponsorship of any PICA Employee Plan which will result in any direct or indirect material liability to PICA or any PICA Subsidiary, other than liability for contributions, benefit payments, administrative costs and liabilities incurred in accordance with the terms of the PICA Employee Plans consistent with past practice.

(i)           PICA and each PICA Subsidiary have made all payments and contributions due from them to each PICA Employee Plan.  There are no funded benefit obligations under any PICA Employee Plan for which contributions have not been made or properly accrued, and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in the Consolidated Financial Statements.

(j)           Each PICA Employee Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is not qualified under Section 401(a) or 403(a) of the Code is exempt from Parts 2, 3, and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA.  Except as set forth in Section 4.13(j) of the PICA Disclosure Schedule, no assets of PICA or any PICA Subsidiary are allocated to or held in a “rabbi trust” or similar funding vehicle.

(k)           Each PICA Employee Plan that is a “group health plan” (as defined in Section 607(1) of ERISA or Section 5001(b)(1) of the Code) has been operated at all times in compliance in all material respects with the provisions of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA (“COBRA”), with the provisions of the Code and ERISA enacted by the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and with the provisions of any applicable similar state law.

4.14           Employees.

(a)           PICA has made available to PRA a complete list of the names of the current employees of PICA and the PICA Subsidiaries, their birth dates, hire dates, base salary and hourly wages, name of employer and position/job title, and accrued vacation and sick leave, if any, all as of September 30, 2008.  Except as limited by any employment agreements and severance agreements listed in Section 4.14(a) of the PICA Disclosure Schedule, and except for any limitations of general application which may be imposed under Applicable Laws, PICA and the PICA Subsidiaries have the right to terminate the employment of any of their respective employees at will and without payment to such employees.

(b)           PICA and the PICA Subsidiaries are in compliance, in all material respects, with all Applicable Laws regarding labor and employment and the compensation therefor, labor and employment matters, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health, and employment practices, whether state or federal (including to the extent applicable (which applicability PICA and the PICA Subsidiaries are not conceding), wage and hour laws; workplace safety laws; workers’ compensation laws; equal employment opportunity laws; equal pay laws; civil rights laws; the Occupational Safety and Health Act of 1970, as amended; the Equal Employment Opportunity Act, as amended; the Americans With Disabilities Act, 42 U.S.C. Sec. 12101 et seq., as amended; the Fair Labor Standards Act, 29 U.S.C. Sec. 201 et seq., as amended; the Equal Pay Act, 29 U.S.C. Sec. 206d, as amended, the Portal-to-Portal Pay Act of 1947, 29 U.S.C. Sec. 255 et seq., as amended; Title VII of the Civil Rights Act of 1964, 42 U.S.C. Sec. 2000e, as amended and 42 U.S.C. Sec. 1981, as amended; the Rehabilitation Act of 1973, as amended; the Vietnam-Era Veterans’ Readjustment Assistance Act of 1974, as amended; the Immigration Reform and Control Act, 8 U.S.C. Sec. 1324A et seq., as amended; the Employee Polygraph Protection Act of 1988, as amended; the Veterans Re-employment Act - Handicap Bias, 38 U.S.C. Sec. 2027 et seq., as amended; the Civil Rights Act of 1991, as amended; the Family and Medical Leave Act of 1993, as amended; and the Age Discrimination and Employment Act of 1967, as amended).  To the Knowledge of PICA, no action or investigation has been instituted or is threatened to be conducted by any state or federal agency regarding any potential violation by PICA or any PICA Subsidiary of any Applicable Laws regarding labor and employment or the compensation therefor (including, without limitation, any of the aforementioned statutes) during the past five (5) years.

(c)           Neither PICA nor any PICA Subsidiary is a party to or bound by any collective bargaining contract, nor is any such contract currently being negotiated by PICA or any PICA Subsidiary. To the Knowledge of PICA, there are no pending activities or proceedings of any labor union to organize any employees of PICA or any PICA Subsidiary.  Since December 31, 2007, no executive officer of PICA or any PICA Subsidiary has stated to the Chief Executive Officer of PICA an intention to terminate his or her employment.

(d)           PICA and each PICA Subsidiary have complied in all material respects with all applicable notice provisions of and have no material obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder.  Except as set forth in Section 4.14(d) of the PICA Disclosure Schedule, all sums due from PICA or any PICA Subsidiary for employee compensation (including, without limitation, wages, salaries, bonuses, relocation benefits, stock options and other incentives) have been paid, accrued or otherwise provided for, and all employer contributions for employee benefits, including deferred compensation obligations, and all benefits under any PICA Employee Plan have been duly and adequately paid, accrued or provided for in accordance with plan documents.  To the Knowledge of PICA, no person treated as an independent contractor by PICA or any PICA Subsidiary is an employee as defined in Section 3401(c) of the Code, nor has any employee been otherwise improperly classified, as exempt, nonexempt or otherwise, for purposes of federal or state income tax withholding or overtime laws, rules, or regulations.

(e)           Since December 31, 2007, neither PICA nor any PICA Subsidiary has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of PICA or any PICA Subsidiary; (ii) a “mass layoff” (as defined in the WARN Act); or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar foreign, state or local law.

4.15           Compliance with Applicable Law.

(a)           Other than generally applicable requirements of Applicable Laws, neither PICA nor any PICA Subsidiary is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar written undertaking to, or is subject to any order or directive by, or has been a recipient of any supervisory letter from, or has adopted any board resolutions at the request of any Governmental Authority that is currently in effect and:  (i) requires any investments of PICA or any PICA Subsidiary to be treated as non-admitted assets, (ii) requires divestiture of any investments of PICA or any PICA Subsidiary, (iii) in any manner imposes any requirements on PICA or any PICA Insurance Subsidiary in respect of risk based capital requirements that add to or otherwise modify the risk based capital requirements imposed under the Insurance Laws, (iv) in any manner relate to the ability of PICA or any PICA Subsidiary to pay or declare dividends, distributions, or other payments to securityholders or policyholders of PICA or any PICA Subsidiary, respectively or (v) restricts in any material respect the conduct of the business, credit policies or PICA’s management or any PICA Subsidiary (each, whether or not set forth in the PICA Disclosure Schedule, a “PICA Regulatory Agreement”), nor has PICA or any of the PICA Subsidiaries been advised by any Governmental Authority that it is considering issuing or requesting any such PICA Regulatory Agreement.

(b)           Except as set forth in Section 4.15(b) of the PICA Disclosure Schedule, there are no material contracts (other than contracts relating to employment), real estate leases, loans, guarantees or other arrangements or transactions of any nature between PICA or any PICA Subsidiary, on the one hand, and any of their respective officers, directors, or other Affiliates, on the other hand.  PICA has not extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of PICA or any PICA Subsidiary that is now or will be outstanding on the Closing, except for advancement of expenses incurred in the performance of business for PICA consistent with the expense policy of PICA.

(c)           None of PICA, the PICA Subsidiaries, and, to the Knowledge of PICA, any of their respective current or former officers or directors or current or former employees, agents or representatives have: (i) used any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) used any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, (iv) established or maintained any unlawful or unrecorded fund of corporate monies or other assets, (v) made any false or fictitious entries on the books and records of PICA or any PICA Subsidiary, (vi) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, or (vi) made any material favor or gift which is not deductible for federal income tax purposes.

4.16           Certain Contracts.

(a)           Section 4.16(a) of the PICA Disclosure Schedule lists all contracts, agreements, arrangements, commitments, or understandings (whether written or oral) other than insurance policies issued by PICA or any PICA Insurance Subsidiary to which PICA or a PICA Subsidiary is a party or bound by:  (i) with respect to the employment of any directors, officers or employees; (ii) which, upon the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from PICA, PRA, or any of their respective Subsidiaries to any director, officer or employee thereof; (iii) which contains obligations for PICA or any PICA Subsidiary to pay in excess of $100,000 in any twelve month period or provides for PICA or any PICA Subsidiary to receive in excess of $100,000 in any twelve month period; (iv) that concerns a partnership or joint venture that is not consolidated with PICA for financial reporting purposes; (v) that contractually limits the ability of PICA or any PICA Subsidiary to compete with respect to any product, service or territory; (vi) that is in the nature of a collective bargaining agreement, employment agreement, consulting agreement or severance agreement that is not cancelable by PICA or any PICA Subsidiary without penalty or compensation on thirty (30) days notice or less; (vii) that provides for the payment to an employee of PICA or any PICA Subsidiary any incentive or bonus compensation based on the productivity or performance of such employee or of PICA or any PICA Subsidiary; or (viii) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.  PICA has made available to PRA complete copies of all employment and deferred compensation agreements which are in writing and to which PICA or any PICA Subsidiary is a party.  Each contract, agreement, arrangement, commitment, or understanding (whether written or oral) of the type described in Section 4.16(a) of this Agreement, whether or not set forth in the PICA Disclosure Schedule, is referred to in this Agreement as a “PICA Contract,” and neither PICA nor any PICA Subsidiary has received notice of any, and to the Knowledge of PICA there has been no, violation of any PICA Contract by any of the other parties thereto.  For the avoidance of doubt, the term "PICA Contracts" does not include any insurance policy or contract issued by PICA or a PICA Insurance Subsidiary.

(b)           With respect to each PICA Contract, such PICA Contract is (assuming due power and authority of, and due execution and delivery by, the other parties thereto) in full force and effect (except for contracts that have expired pursuant to the terms thereof) and is legally valid, binding and enforceable against PICA or any of the PICA Subsidiaries and to the Knowledge of PICA, the other party thereto in accordance with its terms (except as may be limited by bankruptcy, fraudulent conveyance, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).  There are no material defaults by PICA or any PICA Subsidiary, or, to the Knowledge of PICA, any other party, under such PICA Contract.  Neither PICA nor any PICA Subsidiary has received written or, to the Knowledge of PICA, oral notice of any default, offset, counterclaim or defense under such PICA Contract.  No condition or event has occurred which with the passage of time or the giving of notice or both would constitute a default or breach by PICA or any PICA Subsidiary, or, to the Knowledge of PICA, any other party under the terms of such PICA Contract.

4.17           Investments and Interest Rate Risk Management Instruments.

(a)           Except as set forth in Section 4.17(a) of the PICA Disclosure Schedule, PICA and each PICA Subsidiary are the record or beneficial owners of all of its investment securities (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien.  Such securities are valued on the books of PICA in accordance with GAAP other than where the failure to be so valued has not had, or would not be reasonably expected to have, a Materially Adverse Effect.  Section 4.17(a) of the PICA Disclosure Schedule sets forth a list of the securities which are in default in the payment of principal, interest or dividends or which PICA has recorded as impaired to any material extent.  PICA has provided to PRA a copy of the investment policies of PICA and the PICA Subsidiaries as of June 30, 2008.  There has been no material change in investment policy of PICA and the PICA Subsidiaries or in the composition of the investments of PICA and the PICA Subsidiaries since June 30, 2008.

(b)           All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements entered into for the account of PICA or any of the PICA Subsidiaries were entered into in the ordinary course of business and, to the Knowledge of PICA, in accordance with Applicable Laws and with counterparties reasonably determined by PICA's management to be financially responsible at the time.  All of such interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements are (assuming due power and authority of, and due execution and delivery by, the other parties thereto) legal, valid and binding obligations of PICA or any of the PICA Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, fraudulent conveyance, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect.  PICA and each PICA Subsidiary have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to the Knowledge of PICA, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.18           Intellectual Property.

(a)           PICA or a PICA Subsidiary owns or has the right to use, pursuant to license, sublicense, agreement or permission, all Intellectual Property necessary for the operation of the businesses of PICA and the PICA Subsidiaries as presently conducted except for such Intellectual Property, the absence of which is not reasonably likely to have a Material Adverse Effect.  As used in this Agreement, “Intellectual Property” means all trademarks, service marks, logos, domains and domain names, trade names and corporate names and registrations and applications for registration thereof, copyrights and registrations and applications for registration thereof, computer software (including computer software used in insurance operations or for accounting operations), data and documentation, trade secrets and confidential business information (including financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), other proprietary rights, and copies and tangible embodiments thereof (in whatever form or medium).  Section 4.18(a) of the PICA Disclosure Schedule lists all material registered Intellectual Property owned by PICA and each PICA Subsidiary and used in their respective businesses.

(b)           To the Knowledge of PICA, neither the businesses of PICA nor any PICA Subsidiary infringes, violates or misappropriates any Intellectual Property of third parties.  Since December 31, 2007, none of PICA, the PICA Subsidiaries, or any of the directors, officers or employees with responsibility for intellectual property matters of PICA or any PICA Subsidiary in their respective capacities as directors, officers or employees has received any written charge, complaint, claim or notice alleging any such infringement, misappropriation or violation.  Except as set forth in Section 4.18(b) of the PICA Disclosure Schedule, to the Knowledge of PICA, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of PICA or any PICA Subsidiary.

(c)           Section 4.18(c) of the PICA Disclosure Schedule identifies each item of Intellectual Property that any third party owns and is material to the business of PICA or any PICA Subsidiary and further identifies each item that is subject to confidentiality restrictions of the type set forth in the following sentence; provided that Section 4.18(c) of the PICA Disclosure Schedule omits Intellectual Property that constitutes commercially available computer software (and associated documentation).  Subject to any applicable confidentiality obligations of PICA or any PICA Subsidiary, PICA has made complete copies of all such licenses, sublicenses, agreements and permissions (as amended to date) available to PRA.  With respect to each such item of such Intellectual Property:  (i) the license, sublicense, agreement or permission covering the item is legal, valid, binding and enforceable against PICA or the applicable PICA Subsidiary and, to the Knowledge of PICA, against the third party thereto, and in full force and effect; (ii) except as set forth in Section 4.5(b) of the PICA Disclosure Schedule, the license, sublicense, agreement or permission will continue to be legal, valid, binding and enforceable against PICA or the applicable PICA Subsidiary and, to the Knowledge of PICA, the third party thereto, and in full force and effect on identical terms on and after the Closing Date; (iii) to the Knowledge of PICA, no party to the license, sublicense, agreement or permission is in breach or default, and no event of default has occurred which with notice or lapse of time, or both, would constitute a breach or default or permit termination, modification or acceleration thereunder; (iv) to the Knowledge of PICA, no party to the license, sublicense, agreement or permission has repudiated any provision thereof; and (v) neither PICA nor any PICA Subsidiary has granted any sublicense or similar right with respect to the license, sublicense, agreement or permission.

4.19           Real Property; Environmental Liability.

(a)           Neither PICA nor any PICA Subsidiary owns any right, title or interest in any real property except as described in Section 4.19(a) of the PICA Disclosure Schedule (collectively, the “PICA Real Property”).  Section 4.19(a) of the PICA Disclosure Schedule sets forth a complete and accurate list and general description of all material leases for real property (“PICA Real Property Leases”) to which PICA or any PICA Subsidiary is a party or by which any of them are bound.  PICA or any PICA Subsidiary owns all right, title and interest in, and has good and marketable title to, the PICA Real Property, and PICA or any PICA Subsidiary has a valid leasehold interest in each PICA Real Property Lease, in each case free and clear of all Liens except for (i) rights of lessors, co-lessees or sublessees that are reflected in each PICA Real Property Lease; (ii) current taxes or other charges or assessments of any Governmental Authority, in each case, not yet due and payable; and (iii) such imperfections of title and encumbrances, if any, as do not materially detract from the value of or materially interfere with the present use of the subject property.  To the Knowledge of PICA, the activities of PICA and the PICA Subsidiaries with respect to all PICA Real Property and PICA Real Property Leases used in connection with their operations are in all material respects permitted and authorized by applicable zoning laws, ordinances and regulations.

(b)           PICA and the PICA Subsidiaries enjoy peaceful and undisturbed possession under all PICA Real Property Leases.  PICA has made available to PRA complete and correct copies of all of the PICA Real Property Leases.  Each PICA Real Property Lease is (assuming due power and authority of, and due execution by, the other party thereto) in full force and effect and is legally valid, binding and enforceable against PICA or the applicable PICA Subsidiary and, to the Knowledge of PICA, the third party thereto in accordance with its terms (except as may be limited by bankruptcy, fraudulent conveyance, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).  There are no monetary defaults and no material nonmonetary defaults by PICA or any PICA Subsidiary, or, to the Knowledge of PICA, any other party, under any PICA Real Property Lease.  Neither PICA nor any PICA Subsidiary has received written or, to the Knowledge of PICA, oral notice of any default, offset, counterclaim or defense under any PICA Real Property Lease.  Except as set forth in Section 4.5(b) of the PICA Disclosure Schedule, no condition or event has occurred which with the passage of time or the giving of notice or both would constitute a default or breach by PICA or any PICA Subsidiary, or, to the Knowledge of PICA, any other party, under of the terms of any PICA Real Property Lease.  To the Knowledge of PICA, there are no purchase contracts, options or other agreements of any kind whereby any Person has acquired or will have any basis to assert any right, title or interest in, or right to the possession, use, enjoyment or proceeds of, any part or all of the interests in the real property subject to the PICA Real Property Leases.

(c)           PICA and the PICA Subsidiaries are and have been in compliance with all applicable Environmental Laws and all Environmental Permits, except for instances of non-compliance which would not have a Material Adverse Effect on PICA and the PICA Subsidiaries taken as a whole.  There are no legal, administrative, arbitral or other proceedings pending, no claims, actions, or causes of action filed or asserted in writing, or, to the Knowledge of PICA, private environmental investigations or remediation activities or governmental investigations of any nature ongoing or threatened seeking to impose on PICA or any PICA Subsidiary, or that could reasonably be expected to result in the imposition on PICA or any PICA Subsidiary of, any liability or obligation arising under any Environmental Law which would have a Material Adverse Effect on PICA.  To the Knowledge of PICA, there is no reasonable basis for any such proceeding, claim, action, investigation or remediation activity.  Neither PICA nor any PICA Subsidiary is subject to any agreement, order, judgment, decree, or binding agreement by or with any Governmental Authority or private Person imposing any liability or obligation under any Environmental Law that would have a Material Adverse Effect on PICA.  For purposes of this Section 4.19, the terms “PICA” and “PICA Subsidiaries” include any Person that is, in whole or in part, a predecessor of PICA or any of its Subsidiaries.

4.20           Personal Property.

(a)           None of the personal property owned by PICA or any PICA Subsidiary is subject to any Lien except Permitted Liens.

(b)           Section 4.20(b) of the PICA Disclosure Schedule lists each personal property lease to which PICA or any PICA Subsidiary is a party that is not cancelable upon ninety (90) days notice without penalty and has monthly rent that exceeds $1,500 (collectively, the “PICA Personal Property Leases”).  PICA has made available to PRA complete and correct copies of all of the PICA Personal Property Leases.  Each PICA Personal Property Lease (assuming due power and authority of, and due execution by, the other  party) is in full force and effect and is legally valid, binding and enforceable against PICA or the applicable PICA Subsidiary and, to the Knowledge of PICA, against the third party thereto, in accordance with its terms (except as may be limited by bankruptcy, fraudulent conveyance, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).  There are no material defaults by PICA or any PICA Subsidiary, or, to the Knowledge of PICA, any other party, under any PICA Personal Property Lease.  Neither PICA nor any PICA Subsidiary has received written or, to the Knowledge of PICA, oral notice of any material default, offset, counterclaim or defense under any PICA Personal Property Lease.  No condition or event has occurred which with the passage of time or the giving of notice or both would constitute a material default or breach by PICA or any PICA Subsidiary, or, to the Knowledge of PICA, any other party under of the terms of any PICA Personal Property Lease.  To the Knowledge of PICA, there are no purchase contracts, options or other agreements of any kind whereby any Person has acquired or will have any basis to assert any right, title or interest in, or right to the possession, use, enjoyment or proceeds of, any part or all of the interests in the personal property subject to the PICA Personal Property Leases and material to the business of PICA.

4.21           Insurance Matters.

(a)           Except as set forth in Section 4.21(a) of the PICA Disclosure Schedule, all policies, binders, slips, certificates and other agreements of insurance in effect as of the date hereof (including all applications, endorsements, supplements, riders and ancillary agreements in connection therewith) issued by PICA and the PICA Insurance Subsidiaries, and any and all marketing materials, agents agreements, brokers agreements, service contracts, and managing general agents agreements to which PICA or any PICA Subsidiary is a party, are, to the extent required under Applicable Law, on forms approved by the Insurance Regulators or have been filed with and not objected to by such Insurance Regulators within the period provided for objection subject to such exceptions that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect on PICA and the PICA Subsidiaries taken as a whole, and all of such forms comply with the Insurance Laws in all material respects.  As to premium rates established by PICA or any PICA Insurance Subsidiary which are required to be filed with or approved by any Insurance Regulators, such rates have been so filed or approved and the premiums charged conform thereto.  Section 4.21(a) of the PICA Disclosure Schedule sets forth all increases in premium rates for medical professional liability insurance submitted by PICA and the PICA Insurance Subsidiaries which have been disapproved by any Insurance Regulators since December 31, 2004.  Section 4.21(a) of the PICA Disclosure Schedule lists all written correspondence or written communications from any Insurance Regulator received by PICA or any PICA Insurance Subsidiary after December 31, 2004 that requests or states that its premium rates, if applicable, for professional liability insurance should be reduced below the current approved premium levels.

(b)           Except as set forth in Section 4.21(b) of the PICA Disclosure Schedule, neither PICA nor any PICA Insurance Subsidiary has issued any participating policies or any retrospectively rated policies of insurance and neither PICA nor any PICA Insurance Subsidiary has declared any policyholder dividend which has not been paid prior to the date of this Agreement.

(c)           All reinsurance treaties or agreements, including retrocessional agreements, to which PICA or any PICA Insurance Subsidiary is a party and under which PICA or any PICA Insurance Subsidiary has any existing rights, obligations or liabilities are listed in Section 4.21(c) of the Disclosure Schedule (the “PICA Reinsurance Treaties”).  Except as disclosed in Section 4.21(c) of the PICA Disclosure Schedule, (i) PICA has made available to PRA complete copies of all of such PICA Reinsurance Treaties and all such PICA Reinsurance Treaties are in full force and effect, and the consummation of the transactions contemplated by this Agreement will not result in any party having the right to terminate a PICA Reinsurance Treaty solely as a result of the consummation of the transactions contemplated hereby and (ii) PICA or the PICA Insurance Subsidiary, as applicable, has received credit for reinsurance on its most recent PICA SAP Statement, with respect to the reinsurance provided under each PICA Reinsurance Treaty to which PICA or the PICA Insurance Subsidiary is the ceding company.  The PICA SAP Statements accurately reflect as of and for the dates indicated therein the extent to which, pursuant to Insurance Laws, PICA is entitled to take credit for reinsurance under the PICA Reinsurance Treaties.  To the Knowledge of PICA, all reinsurance recoverable amounts reflected in the PICA SAP Statements are collectible, and PICA is unaware of any material adverse change in the financial condition of its reinsurers that might raise concern regarding their ability to honor their reinsurance commitments, except as set forth in Section 4.21(c) of the PICA Disclosure Schedule.  No party to any of the PICA Reinsurance Treaties has given written notice to PICA or any PICA Insurance Subsidiary that such party intends to terminate or cancel any of the PICA Reinsurance Treaties as a result of or following consummation of the Plan of Conversion.  Assuming due power and authority of, and due execution by, the other party, each PICA Reinsurance Treaty is valid and binding on PICA and each applicable PICA Subsidiary and, to the Knowledge of PICA, on the other parties thereto, and none of PICA, any PICA Insurance Subsidiary, and, to the Knowledge of PICA, any other party thereto, is in default in any material respect with respect to any such PICA Reinsurance Treaty.  Except as disclosed on Section 4.21(c) of the PICA Disclosure Schedule, no PICA Reinsurance Treaty contains any provision providing that the other party thereto may terminate the same solely by reason of the transactions contemplated by this Agreement, and no party to a PICA Reinsurance Treaty has issued a reservation of rights notice or otherwise denied or limited coverage (in whole or in part) under any PICA Reinsurance Treaty.  Since December 31, 2007 no PICA Reinsurance Treaty has been canceled and there has not been any change in the retention level under any of such PICA Reinsurance Treaties.

(d)           The reserves for the losses and loss adjustment expenses of PICA and each of the PICA Insurance Subsidiaries ( the "PICA Reserves") reflected in the PICA SAP Statements as of and for the quarter ended June 30, 2008 (the “June 30, 2008 Statements”) were determined in accordance with generally accepted actuarial methods and standards, consistently applied except as set forth therein.  The insurance reserving practices and policies of PICA and the PICA Insurance Subsidiaries have not changed, in any material respect, since June 30, 2008 and the results of the application of such practices and policies are reflected in the June 30, 2008 Statements.  All reserves of PICA and the PICA Insurance Subsidiaries set forth in the June 30, 2008 Statements were fairly stated in accordance with sound actuarial principles consistently applied and met the requirements of the Insurance Laws of the applicable Insurance Regulator as of the dates indicated therein.  To the Knowledge of PICA, since June 30, 2008, there has not been any event or occurrence affecting the reserves of PICA and the PICA Insurance Subsidiaries that has resulted, or would be reasonably likely to result, in a Material Adverse Effect on PICA or the PICA Subsidiaries taken as a whole.  Subject to confidentiality objections of PICA, PICA has made available to PRA copies of all internally prepared work papers used as the basis for establishing the PICA Reserves.  Except for regular periodic or special assessments based on developments that are publicly known within the insurance industry generally or the medical professional liability insurance industry, to the Knowledge of PICA, no claim or assessment is pending or threatened against PICA or any PICA Insurance Subsidiary which is peculiar or unique to PICA or such PICA Insurance Subsidiary by any state insurance guaranty association in connection with such association’s fund relating to insolvent insurers.

(e)           Section 4.21(e) of the PICA Disclosure Schedule lists each actuary, independent or otherwise, that has reviewed, on behalf of PICA or any PICA Insurance Subsidiary, the reserves for losses and loss adjustment expenses of PICA or any PICA Insurance Subsidiary, and their premium rates for liability insurance in each of the years commencing after December 31, 2005 (collectively the “PICA Actuaries” and separately an “PICA Actuary”).  Section 4.21(e) of the PICA Disclosure Schedule lists each and every actuarial report, and all attachments, supplements, addenda and modifications thereto prepared for or on behalf of PICA or any PICA Insurance Subsidiary by the PICA Actuaries, or delivered by the PICA Actuaries to

PICA or any PICA Insurance Subsidiary, since December 31, 2005, in which a PICA Actuary has (i) either expressed an opinion on the adequacy of reserves for losses and loss adjustment expenses or made recommendations as to either the amount of reserves for losses and loss adjustment expenses that should be maintained by PICA or any PICA Insurance Subsidiary, or (ii) expressed an opinion as to the adequacy of such premiums or made a recommendation as to the premiums that should be charged by PICA or any PICA Insurance Subsidiary for liability insurance (collectively, the “PICA Actuarial Analyses”).  To the Knowledge of PICA, the information and data furnished by PICA to the PICA Actuaries in connection with the PICA Actuarial Analyses were accurate in all material respects.  To the Knowledge of PICA, each PICA Actuarial Analysis was based upon an accurate inventory of policies in force for PICA and the PICA Insurance Subsidiaries, as the case may be, at the relevant time of preparation, was prepared using appropriate modeling procedures accurately applied and in conformity with generally accepted actuarial principles consistently applied, and the projections contained therein were properly prepared in accordance with the assumptions stated therein.  PICA has made available to PRA complete copies of each of the PICA Actuarial Analyses.

4.22           No Investment Company.  Neither PICA nor any PICA Subsidiary is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PRA
Except as disclosed by PRA to PICA in accordance with Section 7.7 of this Agreement, PRA hereby represents and warrants to PICA, as of the date hereof or such other date as specified, as follows

5.1           Corporate Organization.  PRA is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now being conducted.

5.2           Authority; No Violation; Consents and Approvals.

(a)           PRA has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly approved by the Board of Directors of PRA, and no other corporate proceedings on the part of PRA (including any approval of the stockholders of PRA) are necessary to approve this Agreement and to consummate the transactions contemplated by this Agreement.  This Agreement has been duly and validly executed and delivered by PRA and (assuming due authorization, execution and delivery by PICA and the receipt of all Requisite Regulatory Approvals) constitutes a valid and binding obligation of PRA, subject to applicable bankruptcy, fraudulent conveyance, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

(b)           Neither the execution and delivery of this Agreement by PRA nor the consummation by PRA of the transactions contemplated by this Agreement, nor compliance by

PRA with any of the terms or provisions of this Agreement, will (i) violate any provision of the certificate of incorporation or bylaws of PRA or (ii) assuming that all Requisite Regulatory Approvals and all of the consents and approvals referred to in Section 5.2(c) of this Agreement are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to PRA or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of PRA under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which PRA is a party, or by which it or any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not have a Material Adverse Effect on PRA.

(c)           Except for (i) the filing of applications, notices and forms with, and the obtaining of approvals from, the Insurance Regulators pursuant to the Insurance Laws, with respect to the transactions contemplated by this Agreement, (ii) the approval of the Plan of Conversion, Amended and Restated Articles, and the change of control of, and capital contribution to, PICA contemplated by this Agreement by the Director of the Division pursuant to the Illinois Insurance Code, (iii) the filing of the HSR Act Report with the Premerger Notification Agencies pursuant to the HSR Act, (iv) any consents, authorizations, orders and approvals required under the HSR Act, and (v) the approval of the Plan of Conversion and this Agreement by the requisite votes of the Eligible Members of PICA, no consents or approvals of, or filings or registrations with any Governmental Authority or with any other Person are necessary in connection with the execution and delivery by PRA of this Agreement or the consummation by PRA or any PRA Subsidiary of the transactions contemplated by this Agreement.

5.3           SEC Reports; Financial Statements.

(a)           PRA has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2005, including (i) Annual Reports on Form 10-K for each fiscal year of PRA commencing after December 31, 2004, (ii) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of PRA commencing after December 31, 2004, (iii) all proxy statements relating to PRA’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since December 31, 2004, (iv) all certifications and statements required by Rule 13a-14 or 15d-14 under the Exchange Act or 18 U.S.C. Sec.1350 with respect to any report referred to in clause (i) or (ii) of this sentence, (v) all other forms, reports, registration statements and other documents (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) of this sentence together with any and all amendments thereto are, collectively, the “PRA SEC Reports.”

(b)           The PRA SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act, as the case may be, in all material respects, and (ii) did not at the time they were filed with the SEC, or if thereafter amended, at the time of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  No Subsidiary of PRA is or has been required to file any form, report, registration statement or other document with the SEC.  As used in this Section 5.3, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(c)           The financial statements of PRA and its Subsidiaries included in the PRA SEC Reports (including the related notes) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including, without limitation, Regulation S-X), were prepared in accordance with GAAP during the periods and at the dates involved (except as may be indicated in the notes thereto and except, in the case of unaudited statements, to the extent permitted by Regulation S-X for Quarterly Reports on Form 10-Q), and fairly present the consolidated financial condition of PRA and its Subsidiaries at the dates thereof and the consolidated results of operations and cash flows for the periods then ended.  Except (x) as reflected in PRA’s unaudited balance sheet at June 30, 2008, or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP), or (y) for liabilities incurred in the ordinary course of business since June 30, 2008, consistent with past practice, neither PRA nor its Subsidiaries has any material liabilities or obligations of any nature.

5.4           Broker’s Fees.  None of PRA, the PRA Subsidiaries and their respective officers and directors has employed any broker or finder or incurred any liability for any broker’s fees or commissions, or investment banker fees or commissions, or finder’s fees in connection with the transactions contemplated by this Agreement, except for the engagement of Fox-Pitt Kelton Cochran Caronia Waller as PRA's financial adviser for which PRA shall be solely responsible.

5.5           Absence of Certain Changes or Events.  Since June 30, 2008, there has not been:  (i) any change in the financial condition, assets, liabilities, prospects (financial and otherwise) or business of PRA or any of its subsidiaries which, either individually or in the aggregate, has had or would have a Material Adverse Effect on PRA; or (ii) any material change in any method of accounting or accounting principals or practice by PRA, except as required by GAAP or statutory accounting principles and disclosed in the notes to the consolidated financial statements of PRA and its Subsidiaries.

5.6           Securities Laws Considerations.  PRA understands and agrees that the PICA Common Stock has not been registered under the Securities Act or under any state securities laws.  PRA will receive the shares of PICA Common Stock solely for PRA’s own account and not with a view toward the transfer, sale, fractional subdivision or other disposition of the PICA Common Stock.

5.7           Financial Ability.  PRA has the financial ability to consummate the transactions contemplated by this Agreement.

ARTICLE 6
COVENANTS

6.1           Conduct of Businesses of PICA Prior to the Effective Time.

(a)           During the period between the date of this Agreement and the Effective Time, except as expressly contemplated or permitted by this Agreement, PICA shall, and shall cause each PICA Subsidiary to:  (a) conduct its business in the usual, regular and ordinary course consistent with past practice and its current business plan, and (b) use commercially reasonable efforts to maintain and preserve intact its business organization, employees, agents and advantageous business relationships and retain the services of its key employees and agents.

(b)           During the period between the date of this Agreement and the Effective Time, PICA shall permit PRA’s senior officers to meet with the Chief Financial Officer of PICA and officers of PICA responsible for the financial statements, the internal controls, and disclosure controls and procedures of PICA to discuss such matters as PRA may deem reasonably necessary or appropriate for PRA to satisfy its obligations under Sections 302, 404 and 906 of SOX and any rules and regulations relating thereto.

(c)           Subject to applicable confidentiality obligations of PICA, PICA agrees to inform and have discussions with PRA with respect to reserve policies and practices with respect to (i) losses and loss adjustment expenses of PICA and the PICA Insurance Subsidiaries and (ii) litigation against PICA and the PICA Subsidiaries; provided, however, this Section 6.1(c) shall not require PICA to discuss or disclose any information, where such discussion or disclosure would jeopardize the attorney-client and work privileges of the entity in possession or control of such information or contravene any Applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  PRA and PICA shall also inform and have discussions with each other with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby.

6.2           PICA Forbearances.  During the period from the date of this Agreement to the Effective Time, except as set forth in the PICA Disclosure Schedule, and, except as expressly contemplated or permitted by the Plan of Conversion or this Agreement, PICA shall not, and PICA shall not permit any PICA Subsidiary to, without the prior written consent of PRA (which consent will not be unreasonably withheld):

(a)           incur any indebtedness for borrowed money (other than short-term indebtedness incurred on commercially reasonable terms to refinance indebtedness of PICA or any PICA Subsidiary, on the one hand, to PICA or any PICA Subsidiary, on the other hand), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance (other than, in each case, in the ordinary course of business consistent with past practice, including with regard to any premium finance activities of PICA and its Subsidiaries, it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include entering into repurchase agreements and reverse repurchase agreements);

(b)           redeem, repay, discharge or defease any guaranty fund certificate, surplus note, unless such redemption, repayment, discharge or defeasance is an express condition of any Requisite Regulatory Approval;

(c)           grant any stock options or stock awards or stock appreciation rights or right with respect to the PICA Common Stock to be authorized under the Plan of Conversion;

(d)           other than paying dividends that have been declared prior to the date hereof, make, declare or pay any dividend or make any other distribution on or with respect to insurance policies written by PICA or any PICA Subsidiary;

(e)           sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or material assets to any Person other than a PICA Subsidiary, or cancel, release or assign any material indebtedness of any such Person or any material claims held by any such Person, except in the ordinary course of business consistent with past practice;

(f)           except pursuant to contracts or agreements in force at the date of this Agreement, make any material investment (by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) in any Person other than a PICA Subsidiary for which the aggregate consideration paid or payable in any individual transaction is in excess of $100,000 or in the aggregate in excess of $1,000,000 and that results in a non-admitted asset;

(g)           enter into, change or terminate any PICA Contract, except in the ordinary course of business consistent with past practice and other than renewals of contracts, leases and agreements without material adverse changes of terms;.

(h)           except as contemplated by the agreements and plans set forth in Section 6.2 of the PICA Disclosure Schedule, increase in any manner the compensation of the employees of PICA and the PICA Subsidiaries, or pay any bonus or incentive compensation to such employees; provided that PICA and the PICA Subsidiaries (i) may make annual increases in the salaries and wages of their employees in the ordinary course of business and consistent with past practice so long as the amount, on an individualized basis, of the increase in compensation on an annualized basis does not exceed four percent (4%) of the aggregate amount of the compensation paid to the affected employees in the twelve (12) months preceding the effective date of the increase in compensation, (ii) may grant promotions and establish new salaries commensurate with the employees’ new duties and past compensation practices, and (iii) may pay bonuses earned or accrued by employees of PICA and the PICA Subsidiaries under PICA and PICA Subsidiary bonus and incentive compensation programs in existence as of the date of this Agreement in accordance with the terms of such bonus and incentive compensation programs as in effect as of the date of this Agreement for the performance years ending on December 31, 2008 and 2009;

(i)           except as contemplated in Section 7.5 hereof, pay any pension or retirement allowance not required by any existing plan or agreement to any of its employees or become a party to, amend (except as may be required by law) or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or accelerate the vesting of any deferred compensation plan;

(j)           settle any claim, action or proceeding involving money damages against PICA or a PICA Subsidiary, except in the ordinary course of business consistent with past practice; provided, however, that prior to the settlement of any lawsuit, claim, action or proceeding against PICA or any PICA Subsidiary or otherwise in which PICA or any PICA Subsidiary is a named defendant involving a payment by PICA or any PICA Subsidiary in excess of $1,000,000 or the settlement of any ECO, XPL or bad faith claim involving any insurance policy of PICA involving a payment by PICA in excess of $1,000,000, PICA will notify PRA of the terms of the proposed settlement and will consult with PRA regarding the terms of the settlement, but shall not be required to obtain PRA’s consent to the terms of the settlement;

(k)           take any action that would cause the Plan of Conversion to result in the recognition of gain by PICA under the Code;

(l)           amend its articles of incorporation or bylaws, except as provided for in the Plan of Conversion and this Agreement;

(m)           other than in accordance with its current investment guidelines, restructure or materially change its investment securities portfolio through purchases, sales or otherwise, or the manner in which such portfolio is classified or reported;

(n)           offer or sell insurance or reinsurance of any type other than such lines of insurance and reinsurance that it offers and sells on the date of this Agreement or lines that are substantially similar to such lines;

(o)           take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions set forth in Article 8 of this Agreement not being satisfied, or in a violation of any provision of this Agreement, except, in every case, as may be required by Applicable Law; or

(p)           agree to, or make any commitment to, take any of the actions prohibited by this Section 6.2; provided that except for and subject to Section 6.2(n), nothing in this Section 6.2 shall prohibit PICA or any PICA Insurance Subsidiary from issuing any insurance policy or contract, including any certificates of insurance, riders and endorsements thereto.

6.3           PRA Forbearances.  During the period from the date of this Agreement to the Effective Time and, except as expressly contemplated or permitted by this Agreement, PRA shall not, and PRA shall not permit any PRA Subsidiary to, without the prior written consent of PICA, which consent shall not be unreasonably withheld:

(a)           take any action that would cause the Plan of Conversion to result in the recognition of gain by PICA under the Code;

(b)           take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions set forth in Article 8 of this Agreement not being satisfied, or in a violation of any provision of this Agreement, except, in every case, as may be required by Applicable Law;

(c)           take any action that is intended or likely to adversely affect its ability to perform its covenants and agreements under this Agreement; or

(d)           agree to, or make any commitment to, take any of the actions prohibited by this Section 6.3.

ARTICLE 7
ADDITIONAL AGREEMENTS
7.1           Regulatory Matters.

(a)           The parties shall promptly make all filings and notifications with, and shall use commercially reasonable efforts to promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for their respective execution and delivery of, and the performance of their respective obligations pursuant to, and the consummation of the transactions contemplated by, this Agreement, including as set forth in Sections 7.1(b), (c) and (d) below, and shall take all actions as may be requested by any such Governmental Authorities to obtain such authorizations, consents, orders and approvals; provided, however, that in no event shall PRA or PICA or any of their respective Affiliates be required to agree to (i) the divestiture of any business or entity of PRA or PICA or any of their Subsidiaries or (ii) any requirement imposed by a Governmental Authority that would reasonably be expected to have a (A) Material Adverse Effect on PICA and the PICA Subsidiaries, taken as a whole, or (B) material and adverse effect on the aggregate economic value and business benefits that would reasonably be expected to be obtained by PRA and its Affiliates from the transactions contemplated by this Agreement (each requirement or limitation specified in clauses (i) or (ii) of this paragraph, a “Burdensome Condition”).  Neither PRA nor PICA shall take any action that they should be reasonably aware would have the effect of delaying, impairing or impeding the receipt of any required approvals.

(b)           Promptly after the execution of this Agreement, PICA shall use commercially reasonable efforts to prepare and file with the Division in accordance with the requirements of the Illinois Insurance Code: (i) the Plan of Conversion; (ii) the notice of the Plan of Conversion proposed to be given to the Eligible Members in accordance with the requirements of Section 59.1(4) of the Illinois Insurance Code (215 ILCS 5/59.1(4)); (iii) the form of proxies to be solicited from the Eligible Members; (iv) the form of notice required to be provided to persons who are issued policies after the adoption of the Plan of Conversion as required under Section 59.1(10) of the Illinois Insurance Code (215 ILCS 5/59.1(10)); and (v) copies of the Amended and Restated Articles and Amended and Restated Bylaws.  Upon approval of the Plan of Conversion by the Director of the Division, PICA shall call a meeting of the Eligible Members to be held for the purpose of voting on the approval of the Plan of Conversion and mail the notice of the meeting to the Eligible Members in accordance with the requirements of Section 59.1(4)(b) of the Illinois Insurance Code (215 ILCS 5/59.1(4)(b)).  As soon as practicable following (i) the receipt of the Decision and Order, (ii) the Director’s determination that all conditions to such approval contained in the Decision and Order have been satisfied, except for those conditions required by the Decision and Order to be satisfied after the Closing Date and with respect to which the Director has received PICA’s and PRA’s written commitment to satisfy after the Closing Date, (iii) the adoption of the Plan of Conversion and the Amended and Restated Articles of Incorporation by the Eligible Members as provided in the Plan of Conversion, and (iv) the satisfaction or waiver of all of the conditions contained in Article 8 hereof, PICA shall file with the Director (A) the minutes of the special meeting, (B) a certificate of the Secretary of PICA setting forth the results of the vote on the Plan of Conversion and the Amended and Restated Articles of Incorporation and certifying as to whether or not it was approved by not less than two-thirds of the Eligible Members voting in person or by proxy at the special meeting and (C) the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of PICA.

(c)           To the extent applicable, PRA shall use commercially reasonable efforts to prepare and file with all necessary Governmental Authorities (i) a request for approval of the transactions contemplated by this Agreement by all applicable Insurance Regulators on Form A or on such other form as may be required by such Insurance Regulators and Applicable Law; (ii) the preacquisition notification and report forms and related material on Form E or any other forms required by a necessary Governmental Authority in connection with the transactions contemplated by this Agreement; and (iii) a notice on Form D if required, with the Division in advance of the Capital Contribution required by Section 7.10.

(d)           Pursuant to the HSR Act, PRA and PICA will use commercially reasonable efforts to promptly prepare and file, or cause to be filed, the HSR Act Report with the Premerger Notification Agencies in respect of the transactions contemplated by this Agreement, which filing shall comply as to form with all requirements applicable thereto and all of the data and information reported therein shall be accurate and complete in all material respects.  Each of PRA and PICA will use commercially reasonable efforts to promptly comply with all requests, if any, of the Premerger Notification Agencies for additional information or documentation in connection with the HSR Act Report forms filed by or on behalf of each of such parties pursuant to the HSR Act, and all such additional information or documentation shall comply as to form with all requirements applicable thereto and shall be accurate and complete in all material respects.

(e)           Each party shall provide to the other, (i) promptly after filing thereof, copies of all statements, applications, correspondence or forms filed by such party prior to the Closing Date with the Premerger Notification Agencies, the Insurance Regulators and any other Governmental Authority in connection with the transactions contemplated by this Agreement and (ii) promptly after delivery to, or receipt from, such regulatory authorities, all written communications, letters, reports or other documents relating to the transactions contemplated by this Agreement; provided, however, nothing contained in this Section 7.1 shall require PICA to provide PRA with any presentations, board books, work papers or other materials prepared in support of any appraisal or other valuation analysis of PICA; provided, further that the party sharing such filing or materials may redact from such filing and communications any confidential competitive information of such party and its Affiliates.

(f)           The parties hereto shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Plan of Conversion), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Authorities.  PRA and PICA shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to Applicable Laws relating to the exchange of information, all the information relating to PRA or PICA, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement; provided, however, nothing contained in this Section 7.1 shall require PICA to provide PRA with any presentations, board books, work papers or other materials prepared in support of any appraisal or other valuation analysis of PICA; provided, further that the party sharing such filing or materials may redact from such filing and communications any confidential competitive information of such party and its Affiliates.  The cooperation and coordination of each party required under this Section 7.1 shall include giving timely public notice of any public hearings regarding the transactions contemplated by this Agreement, and having its representatives attend and testify at such public hearings.  In addition, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

(g)           PRA and PICA shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders or stockholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of PRA, PICA or any of their respective Subsidiaries to any Governmental Authority in connection with the Plan of Conversion and the other transactions contemplated by this Agreement.  PICA and the PICA Subsidiaries understand and agree that PRA may be required to include in PRA SEC Reports to be filed prior to Closing some or all of the Consolidated Financial Statements, in which event PICA agrees to consent to the inclusion of such financial statements.  In such event, PICA shall also request the independent auditors of PICA to consent to the inclusion of said financial statements in any registration statement of PRA that incorporates the financial statements included in such PRA SEC Report by reference.

(h)           PRA and PICA shall promptly advise each other upon receiving any communication from any Governmental Authority relating to the consent or approval from such Governmental Authority that is required for consummation of the transactions contemplated by this Agreement.

(i)           PICA and PRA shall use their commercially reasonably efforts to obtain any other consents and approvals and make any other notifications that may be required in connection with the transactions contemplated by this Agreement; provided, however, that none of PICA, the PICA Subsidiaries or PRA shall be required to compensate any third party, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such consent or approval.

(j)           Notwithstanding anything contained herein to the contrary, neither party shall be required to disclose to the other any of its or its Affiliates, confidential competitive information and neither party shall be required to comply with any provision of this Section 7.1 to the extent that such compliance would be prohibited by Applicable Law.

7.2           Access to Information.

(a)           Upon reasonable prior notice and subject to Applicable Laws relating to the exchange of information and to the Confidentiality Agreement dated May 29, 2008, respectively (the “Confidentiality Agreement”) which is hereby incorporated into this Agreement by reference and shall continue in full force and effect until Closing, PICA shall, and shall cause each of the PICA Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of PRA, access, during normal business hours during the period prior to the Closing Date, to all of its properties, books, contracts, commitments and records.  During such period, each of PRA and PICA shall, and shall cause their respective Subsidiaries to, make available to the other party a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or Insurance Laws (other than reports or documents which PRA or PICA, as the case may be, is not permitted to disclose under Applicable Law or by agreement); provided, however, that all such access shall be on a basis and follow procedures that the parties shall mutually agree, and shall not unreasonably interfere with any of the businesses or operations of PICA or any PICA Subsidiary; provided, further, that the accountants of PICA will not be obligated to make any work papers available to PRA unless and until PRA has signed a customary confidentiality agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.  Neither PRA nor PICA nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of PRA’s, PICA’s, or any PICA Subsidiary's, as the case may be, customers, jeopardize the attorney-client and work product privileges of the entity in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)           No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or conditions of the other set forth in this Agreement.

7.3           Recommendation of Eligible Members.  PICA will, through its Board of Directors, subject to its fiduciary obligations as determined by its Board of Directors, recommend that its Eligible Members vote in favor of the approval and adoption of the Plan of Conversion.

7.4           Compliance with Securities Laws.  PICA and PRA understand and agree that the Shares to be issued pursuant to the Plan of Conversion will not be registered under the Securities Act or applicable state securities laws in reliance on exemptions from such registration and the certificates representing such Shares shall bear appropriate legends to such effect.  PICA and PRA shall cooperate with each other and use commercially reasonable efforts to cause the Shares to be issued pursuant to available exemptions from registration under the Securities Act and state securities laws.

7.5           Employee Plans.

(a)           For the period commencing at the Effective Time and ending no earlier than December 31, 2009, PRA shall take any action necessary so that all individuals who are employed by PICA or a PICA Subsidiary (including employees who are not actively at work on account of illness, disability or leave of absence) (“PICA Employees”) at the Effective Time and who continue in employment with PICA, PRA or any of their respective Subsidiaries after the Effective Time shall continue to receive base wages and salaries at rates no less favorable to such employee than the rates of wages and salaries paid by PICA or a PICA Subsidiary to such employee at the Effective Time, so long as they are employed by PICA, PRA and their Subsidiaries; provided that such obligations of PRA shall be subject to and conditioned upon compliance with Section 6.2(h) by PICA and the PICA Subsidiaries with respect to such Continuing Employee.  PICA Employees who continue in employment with PRA or any of its Subsidiaries shall be referred to herein as “Continuing Employees.”  From and after the Effective Time, the PICA Employee Plans in effect as of the date of this Agreement and at the Effective Time shall remain in effect with respect to the current and former PICA Employees covered by such PICA Employee Plans at the Effective Time, until at least December 31, 2009.  PRA agrees that it will honor all PICA Employee Plans in accordance with their terms as in effect at the Effective Time, subject to any amendment or termination thereof that may be required by the plans or Applicable Law.  PRA will review all PICA Employee Plans to determine whether to maintain, terminate or continue such plans for periods on and after January 1, 2010.  In the event employee benefits as provided by PICA or any PICA Subsidiary at the Effective Time are changed or terminated by PRA, in whole or in part for periods on and after January 1, 2010, PRA shall provide Continuing Employees with benefits that are, in the aggregate, no less favorable to the benefits provided to employees of PRA or applicable PRA Subsidiary (as of the date any such benefit is provided).

(b)           Employees of PICA or any PICA Subsidiary who become participants in a PRA Employee Plan shall, for purposes of determining eligibility, benefits (excluding accruals under a defined benefit plan) and vesting under any such PRA Employee Plan be given credit for service as an employee of PICA or any PICA Subsidiary or any predecessor thereto prior to the Effective Time as if such service were with PRA or applicable PRA Subsidiary.  PRA shall provide and recognize, or cause to be provided and recognized, all accrued but unused vacation of Continuing Employees as of the Effective Time.  In the event of any termination or consolidation of any PICA health plan with any PRA health plan, PRA shall make available to Continuing Employees and their dependents employer-provided health coverage on substantially the same basis as it provides such coverage to PRA employees and shall waive all pre-existing condition exclusions under such PRA plans with respect to Continuing Employees and their dependents.  In the event of a termination or consolidation of any PICA health plan, terminated

PICA Employees and qualified beneficiaries will have the right to continued coverage under group health plans of PRA in accordance with Code Section 4980B(f).  All PICA Employees who cease participating in a PICA health plan and become participants in a comparable PRA health plan during any plan year shall receive credit toward the applicable deductible and out-of-pocket maximums under the PRA health plan for any amounts paid by the employee under PICA’s health plan during the applicable plan year, upon substantiation, in a form satisfactory to PRA, that such payments have been made.

(c)           It is understood that PRA and its Subsidiaries are “at-will” employers.  Nothing in this Section 7.5 shall be interpreted as preventing PRA from terminating the employment of any individual or, except as otherwise provided in Section 7.5(a) with respect to PICA Employee Plans for periods before January 1, 2010, from amending, modifying or terminating any PRA Employee Plans, or any PICA Employee Plans, or any benefits under any PRA Employee Plans or any PICA Employee Plans, or any other contracts, arrangements, commitments or understandings, in accordance with their terms and Applicable Law.  In the event that any Continuing Employee is terminated from employment with PRA or its Subsidiaries as a result of a consolidation of operations of PICA with PRA, in whole or in part, after the Effective Time but prior to the second anniversary of the Effective Time, PRA shall provide, or cause to be provided, to such terminated Continuing Employee severance benefits equal to at least six, but not more than twelve, months of such Continuing Employee’s compensation based on such Continuing Employee’s position and service with PICA. To the extent not already paid by PICA and the PICA Subsidiaries, PRA shall pay, or cause to be paid, to Continuing Employees the bonuses such Continuing Employees have earned or accrued under the PICA and PICA Subsidiary bonus and incentive compensation programs in existence as of the Effective Time for the bonus determination period that includes the Effective Time.

(d)           PRA shall cause PICA or a Subsidiary (i) to offer to continue the employment of Jerry D. Brant, DPM after the Effective Time under an employment agreement that will supersede his current employment agreement and will include the terms that PRA has communicated to him, together with such other terms as are consistent with the terms of employment of other senior executives of PRA and (ii) to offer to continue the employment of Messrs. Adam Wilczek, T. Douglas Webb and Gary Dittman on such terms as PRA has communicated to them under the terms of the Release and Severance Compensation Agreements generally offered to other senior executives of PRA and the Release and Severance Compensation Agreements will supersede their current employment agreements.

(e)           PRA agrees that PICA shall satisfy any retirement payments or obligations due to Jerry D. Brant, DPM pursuant to the Employment Agreement dated July 20, 2000, as amended through the date hereof, between Dr. Brant and PICA prior to the Closing Date.  At the Effective Time, PICA shall credit current participants in the Executive Retention and Deferred Compensation Plan dated January 1, 2007 of PICA (the “Retention Plan”) with all amounts that would otherwise be credited to their accounts in 2009, 2010 and 2011 and accelerate the vesting of all benefits for the current participants under the Retention Plan.  PICA shall pay the total accrued benefits under the Retention Plan to each of the current participants promptly, but in any event no later than 60 days, after the Effective Time.

(f)           Notwithstanding anything herein to the contrary, PRA agrees that PRA will assume, maintain and honor, or cause to be assumed, maintained and honored, the Supplemental Deferred Compensation Plan in accordance with the terms of such plan as in effect at the Effective Time for a period ending no earlier than 48 months after the Effective Time; provided that PRA shall have the right to terminate employer matching contributions to former directors of PICA who have entered into a Consulting Agreement under such plan.  PRA further agrees that it shall not terminate such plan, nor take any other action to cause benefits to be distributed from such plan, prior to the date all benefits are payable to participants in the plan in accordance with the terms of the plan and participant elections as in effect on the date which is 48 months after the Effective Time.

(g)           Notwithstanding anything herein to the contrary, all payments made to PICA Employees under this Section 7.5 shall be subject to withholding required by applicable federal, state and local taxing authorities.

7.6           Directors’ and Officers’ Indemnification and Insurance.

(a)           PICA shall use its commercially reasonable efforts, prior to the Effective Time, to purchase a single payment, run-off or "tail" insurance policy or policies of directors’ and officers’ liability insurance covering current and former officers and directors of PICA and the PICA Subsidiaries on terms and conditions, including limits, no less favorable than their respective directors and officers liability insurance policy in effect on the date of this Agreement, such policy or policies to become effective at the Effective Time and remain in effect for a period of six (6) years after the Effective Time (the “Tail Policy”) with respect to directors’ and officers’ liability for claims arising from facts or events that occurred on or prior to the Effective Time.  If PICA is unable to obtain the Tail Policy prior to Closing, PRA shall use its best efforts to cause the individuals serving as officers and directors of PICA and the PICA Subsidiaries, immediately prior to the Effective Time to be covered for a period of six (6) years from the Effective Time (or the period of the applicable statute of limitations, if longer) by the directors’ and officers’ liability insurance policy maintained by PICA or the PICA Subsidiary (provided that PRA may substitute therefor policies of the same or substantially similar coverage and amounts containing terms and conditions which are not less advantageous in any material respect than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall the premium for any such insurance be more than 300% of the current amount expended by PICA or the PICA Subsidiary (the “Insurance Premium Amount”); and provided further, that if PRA is unable to maintain or obtain the insurance called for by this Section 7.6, PRA shall use its best efforts to obtain as much comparable insurance as available for the Insurance Premium Amount.

(b)           For a period of six years after the Effective Time (unless otherwise required by Applicable Law), the charter and bylaws of PICA and the PICA Subsidiaries shall contain provisions no less favorable with respect to the exculpation of, indemnification of and advancement of expenses to directors, officers, employees and agents than those set forth in the Amended and Restated Articles and Amended and Restated Bylaws (or equivalent organizational documents) of PICA (or the relevant Subsidiary) as in effect on the date hereof; provided, however, that if any claim or claims are asserted against any individual entitled to the protections of such provisions within such six-year period, such provisions shall not be modified until the final disposition of any such claims.  In addition to the obligations set forth in Section 7.6(a), PRA shall, and shall cause PICA to, exculpate, indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer, director, employee or agent of PICA or a PICA Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities fines, obligations, or judgments or amounts (collectively "Losses") that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, or investigative (formal or informal) (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer, employee or agent of PICA or a PICA Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Plan of Conversion and this Agreement and the transactions contemplated thereby), regardless of whether such Claim is asserted or claimed on, before, or after, the Effective Time (the “Indemnified Liabilities”), to the fullest extent provided under, the Amended and Restated Articles and Amended and Restated Bylaws or in the organizational documents of any PICA Subsidiary or PRA, as applicable, any indemnification agreement or under Applicable Law.  PRA shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent provided in the Amended and Restated Articles and Applicable Law.   The Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with PRA; provided, however, that (A) PRA shall have the right to assume the defense thereof and upon such assumption PRA shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if PRA fails to promptly assume such defense the Indemnified Party may retain counsel reasonably satisfactory to him after consultation with PRA, and PRA shall pay the reasonable fees and expenses of such counsel for the Indemnified Party, (B) PRA shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties except to the extent representation by a single firm or attorney is, in the absence of an informed consent by the Indemnified Party, prohibited by ethical rules relating to lawyers’ conflicts of interest, (C) PRA shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), (D) PRA shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated by this Agreement is prohibited by Applicable Law and (E) PRA shall have no obligation hereunder to any Indemnified Party for which and to the extent payment is actually and unqualifiedly made in the full amount of all such Losses for which indemnification has been sought to such Indemnified Party under any insurance policy, any other agreement for indemnification or otherwise.  Any Indemnified Party wishing to claim Indemnification under this Section 7.6, upon learning of any such Claim, shall notify PRA thereof, provided that the failure to so notify shall not affect the obligations of PRA under this Section 7.6 except to the extent such failure to notify prejudices PRA by depriving PRA of the reasonable opportunity to investigate and assume the defense of the claim. PRA’s obligations under this Section 7.6 continue in full force and effect for a period of six (6) years from the Effective Time (or the period of the applicable statute of limitations, if longer); provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim.

    7.7           Advice of Changes.

(a)           Each party shall have the right, but not the obligation, to deliver to the other party a written disclosure schedule as to any matter of which it becomes aware following execution of this Agreement which would constitute a breach of any representation, warranty or covenant of this Agreement by such party, identifying on such disclosure schedule the representation, warranty or covenant which would be so breached.  If disclosure of a matter which would constitute a breach of any representation, warranty or covenant of this Agreement is made by either party, the nondisclosing party shall have the right, in its discretion, to terminate this Agreement to the extent such termination is permitted under Section 9.1 of this Agreement.

(b)           PICA shall update the PICA Disclosure Schedule (the “Closing Date PICA Disclosure Schedule”) to a date that is no earlier than ten (10) Business Days prior to the Closing Date and no later than seven (7) Business Days prior to the Closing Date and shall deliver the Closing Date PICA Disclosure Schedule to PRA not less than three (3) Business Days prior to the Closing Date.  The obligation of PICA to deliver to PRA the Closing Date PICA Disclosure Schedule shall be a material obligation for purposes of Section 8.2(a) hereof.

(c)           The provisions of this Section 7.7 and any notices by PRA on the one hand, and PICA on the other, shall not be deemed in any way to constitute a waiver by the counterparty of the conditions set forth in Article 8 hereof or any of its remedies under Article 9 hereof, nor shall any such notices cure any breach of any representation or warranty which is inaccurate.

7.8           Additional Agreements.

(a)           Prior to the Effective Time, PICA shall provide to PRA (i) within forty-five (45) days after the end of each calendar quarter, a copy of the quarterly unaudited statutory statements of PICA and each of the PICA Insurance Subsidiaries filed with the Insurance Regulator of the jurisdiction of domicile of PICA or the applicable PICA Insurance Subsidiary, as applicable, as of and for such quarter end and all exhibits, schedules and notes attached thereto or provided therewith and (ii) within sixty (60) days after the end of each fiscal year, a copy of the statutory annual statements of each of PICA and the PICA Insurance Companies filed with the Insurance Regulator of the jurisdiction of domicile of PICA or the applicable PICA Insurance Subsidiary, as applicable, as of and for such year end and all exhibits, schedules and notes attached thereto and provided therewith.

(b)           Prior to the Effective Time, PRA shall provide PICA promptly after filing with the SEC the periodic and current reports filed by PRA pursuant to Section 13(a) of the Exchange Act together with any financial statements and/or exhibits filed with such reports (other than those incorporated by reference).

(c)           PRA shall use commercially reasonable efforts to, as of the Closing, have the financial ability to consummate the transactions contemplated by this Agreement.

7.9           Negotiations with Other Parties.

(a)           Subject to Section 7.9(b), so long as this Agreement remains in effect and no notice of termination has been given under this Agreement, PICA shall not authorize or knowingly permit any of its representatives, directly or indirectly, to initiate, entertain, solicit, encourage, engage in, or participate in, negotiations with any Person or any group of Persons other than the other party to this Agreement or any of its Affiliates (a “Potential Acquiror”) concerning any Acquisition Proposal (as defined in this Section 7.9) other than as expressly provided in this Agreement.  PICA will promptly inform PRA of any bona fide inquiry it receives with respect to any Acquisition Proposal and shall furnish the information required in Section 7.9(b).

(b)           Nothing contained in this Agreement shall prohibit the Board of Directors of PICA from either furnishing information to, or entering into discussions or negotiations with, any Person or group of Persons regarding any Acquisition Proposal, or approving and recommending to the Eligible Members of PICA an Acquisition Proposal from any Person or group of Persons, if the Board of Directors of PICA determines in good faith that such action is appropriate in furtherance of the best interests of the Members.  In connection with any such determination, (i) PICA shall direct its representatives, officers and other appropriate personnel to cooperate with and be reasonably available to consult with any such Person, or group of Persons, (ii) PICA will disclose to PRA that it is furnishing information to, or entering into discussions or negotiations with, such Person or group of Persons, which disclosure shall describe the terms thereof (but need not identify the Person, or group of Persons making the offer), (iii) prior to furnishing such information to such Person or group of Persons, PICA shall enter into a written agreement with such Person or group of Persons which provides for, among other things, (A) the furnishing to PICA of information regarding such Person or group of Persons that is relevant to its ability to finance and otherwise perform its obligations under its Acquisition Proposal; (B) the confidentiality of all non-public information furnished to such Person or group of Persons by PICA; and (C) procedures reasonably satisfactory to PICA that are designed to restrict or limit the provision of information regarding PICA that could be used to the competitive disadvantage of PICA or PRA; (iv) PICA will not furnish any non-public information regarding PRA or the transactions contemplated hereby; and (v) PICA will keep PRA informed of the status of any such discussions or negotiations (provided that PICA shall not be required to disclose to PRA confidential information concerning the business or operations of such Person or group of Persons).

(c)           As used in this Agreement, “Acquisition Proposal” means (i) any proposal pursuant to which any Person or group of Persons, other than PRA or PICA, would acquire or participate in a merger, consolidation, or other business combination involving PICA or any of the PICA Subsidiaries, directly or indirectly; (ii) any proposal by which any Person or group of Persons, other than PRA or PICA, would acquire a substantial equity interest in PICA or any of the PICA Subsidiaries, including the right to vote 10% or more of the capital stock (following a reorganization or conversion) of PICA or any of the PICA Subsidiaries entitled to vote thereon for the election of directors; (iii) any acquisition of 10% or more of the assets of PICA or any of the PICA Subsidiaries, other than in the ordinary course of business; (iv) any acquisition in excess of 10% of the outstanding capital stock (following a reorganization or conversion) of PICA or any of the PICA Subsidiaries, other than as contemplated by this Agreement; (v) any acquisition of control (as defined under the Insurance Laws) of PICA or any PICA Subsidiary; or (vi) any transaction similar to the foregoing.

    7.10           Capital Contribution.  On the Closing Date, PRA hereby agrees to pay to PICA, via wire transfer of immediately available funds, a capital contribution in the amount of $15,000,000 (the “Capital Contribution”).

ARTICLE 8
CONDITIONS PRECEDENT
8.1           Conditions to Each Party’s Obligation.  The respective obligation of each party to consummate the transactions contemplated by the Plan of Conversion and this Agreement shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)           The Plan of Conversion and this Agreement and the transactions contemplated by this Agreement shall have been approved and adopted by the requisite affirmative vote of the Eligible Members of PICA entitled to vote thereon; and

(b)           The Plan of Conversion and the Amended and Restated Articles shall have been approved by the Director of the Division prior to or on the Closing Date; and

(c)           All approvals of Governmental Authorities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, (all such approvals and the expiration of all such waiting periods being referred to in this Agreement as the “Requisite Regulatory Approvals”).  Without limiting the generality of the foregoing:  (i) the HSR Act Report shall have been submitted to the Premerger Notification Agencies, and the waiting period under the HSR Act shall have expired or notice of early termination of the waiting period shall have been received; and (ii) the Plan of Conversion, the Amended and Restated Articles, the transfer of ownership of PICA and the PICA Subsidiaries to PRA and the Capital Contribution to be made to PICA shall have been approved by the Insurance Regulators, to the extent such approvals are required; and

(d)           No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Plan of Conversion or any of the transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, materially restricts or makes illegal consummation of the Plan of Conversion, including the transactions contemplated by this Agreement.

8.2           Conditions to Obligation of PRA.  The obligation of PRA to consummate the transactions contemplated by the Plan of Conversion and this Agreement is also subject to the satisfaction or waiver by PRA at or prior to the Effective Time of the following conditions:

(a)           PICA shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and PRA shall have received a certificate signed on behalf of PICA by the Chief Executive Officer and the Chief Financial Officer of PICA to such effect;

(b)           The representations and warranties of PICA contained in Article 4 of this Agreement shall be true and correct on and as of the Closing Date without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth in such representation and warranties as if made on and as of such date (except to the extent that any such representation or warranty has by its terms been made as of a specific date in which case such representation and warranty shall have been true and correct as of such specific date); provided, however, that if the failure of any such representations and warranties to be true and correct on and as of the Closing Date, individually or in the aggregate, has not resulted in a Material Adverse Effect on PICA and the PICA Subsidiaries, taken as a whole, the foregoing condition shall be deemed to have been fulfilled, and PRA shall have received a certificate signed on behalf of PICA by the Chief Executive Officer and Chief Financial Officer of PICA to such effect;

(c)           PICA or the PICA Subsidiaries, taken as a whole, shall not have suffered a Material Adverse Effect and there shall have been no occurrence, circumstance or combination thereof (whether arising on, prior to, or after the date hereof), including litigation pending or threatened, which, as of the Closing Date, is reasonably likely to result in a Material Adverse Effect on PICA and the PICA Subsidiaries, taken as a whole, and PRA shall have received a certificate signed on behalf of PICA by the Chief Executive Officer and Chief Financial Officer of PICA to such effect; and

(d)           PICA shall have caused an opinion of counsel of Sidley Austin LLP as counsel for PICA, subject to the limitations and assumptions set forth therein, that neither PICA nor any of the PICA Subsidiaries will recognize any gain or loss for federal income tax purposes as a result of the transactions contemplated by the Plan of Conversion and this Agreement.

8.3           Conditions to Obligation of PICA.  The obligation of PICA to consummate the transactions contemplated by the Plan of Conversion and this Agreement is also subject to the satisfaction or waiver by PICA at or prior to the Effective Time (other than Sections 8.3(c) and (d) which will occur on the date of the Effective Time) of the following conditions:

(a)           PRA shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and PICA shall have received a certificate signed on behalf of PRA by the Chief Executive Officer and the Chief Financial Officer of PRA to such effect;

(b)           PRA shall have deposited in trust with the Conversion Agent for the benefit of the Eligible Members (including the Qualified Policyholders) and the DR Former Members, cash in the amount of the Cash Consideration in accordance with Section 3.2(b) of this Agreement;

(c)           PRA shall have paid to PICA, via wire transfer of immediately available funds, a portion of the Purchase Price in the amount of $15,000,000 to fund the crediting of the Conversion Credits to Qualified Policyholders pursuant to the Plan of Conversion and Section 2.9(a) hereof on the date of the Effective Time;

(d)           PRA shall have paid to PICA, via wire transfer of immediately available funds, an amount equal to the Capital Contribution in accordance with Section 7.10; and

(e)           The representations and warranties of PRA contained in Article 5 of this Agreement shall be true and correct on and as of the Closing Date without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth in such representations and warranties as if made on and as of such date (except to the extent that any such representation or warranty has by its terms been made as of a specific date in which case such representation and warranty shall have been true and correct as of such specific date) ; provided, however, that if the failure of any such representations and warranties to be true and correct on and as of the Closing Date, individually or in the aggregate, has not resulted in a Material Adverse Effect on PRA or its Subsidiaries, taken as a whole, the foregoing condition shall be deemed to have been fulfilled, and PICA shall have received a certificate signed on behalf of PRA by the Chief Executive Officer and Chief Financial Officer of PRA to such effect.

ARTICLE 9
TERMINATION AND AMENDMENT
9.1           Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Plan of Conversion by the Eligible Members of PICA:

(a)           by mutual consent of PRA and PICA in a written instrument, if the Board of Directors of PRA and the Board of Directors of PICA so determine to terminate this Agreement by an affirmative vote of a majority of the members of such party's entire Board of Directors;

(b)           by either PRA or PICA if (i) any Governmental Authority which must grant a Requisite Regulatory Approval has denied approval of the Plan of Conversion (including the transactions contemplated by this Agreement) or approval of the change of control of PICA or the PICA Insurance Subsidiaries as herein contemplated, and such denial has become final and nonappealable or any Governmental Authority of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and (ii) the Board of Directors of PRA or the Board of Directors of PICA, as the case may be, determines to terminate this Agreement by an affirmative vote of a majority of the members of its entire Board of Directors;

(c)           by either PRA or PICA (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement) if (i) (x) there shall have been a breach of any of the representations and warranties set forth in this Agreement on the part of the other party (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth in such representations and warranties), which breach is not cured within forty-five (45) days following written notice to the party committing such breach, or which breach, by its nature or timing, cannot be cured prior to the Closing Date, and (y) such material breach or breaches of the representations and warranties, individually or in the aggregate, has resulted in a Material Adverse Effect on such party and its Subsidiaries taken as a whole and (ii) the Board of Directors of the party providing the notice determines to terminate this Agreement by an affirmative vote of a majority of the members of its entire Board of Directors.

(d)           by PRA upon written notice to PICA if (i) the Board of Directors of PICA shall indicate in writing to PRA that the Board of Directors of PICA is unwilling or unable to recommend to its Eligible Members that they approve and adopt the Plan of Conversion, (ii) in the Information Statement distributed by PICA to the Eligible Members in accordance with the Plan of Conversion the Board of Directors of PICA does not recommend to the Eligible Members that they approve and adopt the Plan of Conversion or (iii) after recommending that its Eligible Members approve and adopt the Plan of Conversion and this Agreement, the Board of Directors of PICA shall have withdrawn, modified or amended such recommendation in any respect materially adverse to PRA, without PRA's prior written consent (each a “PICA Recommendation Event”), provided that any such notice of termination must be provided to PICA not later than fifteen (15) Business Days after the later of the date PRA shall have been advised by PICA in writing of a PICA Recommendation Event, or such later date as may be agreed upon by PRA and PICA in writing;

(e)           by PRA upon written notice to PICA, if a PICA Acquisition Event (as defined in Section 9.5 hereof) has occurred.

(f)           by either PRA or PICA if (i) a meeting of the Eligible Members has been duly held for purposes of voting on the Plan of Conversion and the transactions contemplated by this Agreement, and (ii) approval of the Eligible Members of PICA required for the consummation of the Plan of Conversion shall not have been obtained by reason of the failure to obtain the required vote at such duly held meeting of Eligible Members or at any adjournment or postponement thereof;

(g)           by written notice from PICA to PRA, or from PRA to PICA, if the Closing does not occur on or before July 1, 2009, for any reason other than breach of this Agreement by the party giving such notice; or

(h)           by PICA upon the occurrence of a PICA Acquisition Event or PICA Recommendation Event.

9.2           Effect of Termination. In the event of termination of this Agreement by either PRA or PICA as provided in Section 9.1 of this Agreement, (i) this Agreement shall forthwith become void and have no effect, except that Sections 9.2, 9.5, 10.2, 10.3, 10.4, 10.6, 10.12, 10.13, 10.15 and 10.16 of this Agreement shall survive any termination of this Agreement, and (ii) neither PRA nor PICA, nor any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except as otherwise provided in Section 9.5 of this Agreement; provided, however, that notwithstanding anything to the contrary contained in this Agreement, neither PRA nor PICA shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

9.3           Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  Subject to the previous sentence and in compliance with Applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by the Board of Directors of PRA and the Board of Directors of PICA,

at any time before or after approval of the matters presented in connection with the Plan of Conversion and this Agreement by the Eligible Members of PICA; provided, however, that after any approval of the Plan of Conversion and transactions contemplated by this Agreement by the Eligible Members of PICA, there may not be, without further approval of such Eligible Members, any amendment of this Agreement which changes or otherwise modifies or amends the (i) amount of the Purchase Price, (ii) the form of the consideration to be delivered to the Eligible Members and the DR Former Members of PICA under this Agreement, (iii) the Conversion Credits, or (iv) any other term contained in the Plan of Conversion.

9.4           Extension; Waiver.  At any time prior to the Effective Time, the parties to this Agreement may, to the extent permitted by Applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained in this Agreement; provided, however, that after any approval of the Plan of Conversion and the transactions contemplated by this Agreement by the Eligible Members of PICA, there may not be, without further approval of such Eligible Members, any extension or waiver of this Agreement or any portion thereof which changes or otherwise modifies or amends the (i) amount of the Purchase Price, (ii) the form of the consideration to be delivered to the Eligible Members and DR Former Members of PICA under this Agreement, (iii) the Conversion Credits, or (iv) any other term contained in the Plan of Conversion.  Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.5           Liquidated Damages; Termination Fee.    Notwithstanding anything to the contrary contained in this Agreement, in the event that any of the following events or circumstances shall occur, PICA shall, within ten (10) Business Days after notice of the occurrence thereof by PRA, pay to PRA the sum equal to $4,050,000 (which the parties agree and stipulate as reasonable and full liquidated damages and reasonable compensation for the involvement of PRA in the transactions contemplated in this Agreement and is not a penalty or forfeiture): (i) PRA shall terminate this Agreement pursuant to Section 9.1(d) or (e); (ii) PICA shall terminate this Agreement pursuant to Section 9.1(h); or (iii) if the Eligible Members of PICA fail to hold the meeting of the Eligible Members of PICA as required by Section 1.2 of this Agreement within 120 days after the Director issues his Decision and Order approving the Plan of Conversion and the Information Statement.  For purposes of this Agreement a “PICA Acquisition Event” shall mean that PICA shall have authorized, recommended, approved, or entered into an agreement with any Person (other than any of the parties to this Agreement) to effect an Acquisition Proposal.  Upon the making and receipt of such payment under this Section 9.5, PICA shall have no further obligation of any kind under this Agreement and PRA shall not have any further obligation of any kind under this Agreement, except in each case under Section 9.2 of this Agreement, and no party shall have any liability for any breach or alleged breach by such party of any provision of this Agreement.

ARTICLE 10
GENERAL PROVISIONS

10.1           Closing.   Subject to the terms and conditions of this Agreement, the closing of the Plan of Conversion and the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Burr & Forman LLP in Nashville, Tennessee, at 10:00 a.m. on a date to be mutually agreed upon by PRA and PICA, which shall be no later than five (5) Business Days after the satisfaction or waiver (subject to Applicable Law) of the latest to occur of the conditions set forth in Article 8 of this Agreement, unless extended by mutual agreement of the parties, (such date the “Closing Date”).

10.2           Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements of PICA and PRA in this Agreement or in any instrument delivered by PICA or PRA pursuant to this Agreement shall survive the Effective Time, except as otherwise provided in Section 9.2 of this Agreement and except for those covenants and agreements contained in this Agreement and in any such instrument which by their terms apply in whole or in part after the Effective Time.

10.3           Expenses.  Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expense; provided, however, that (a) PRA and PICA will share  the cost  of the HSR Act filing fee in proportion to their relative assets as of December 31, 2007, (b) PICA shall pay all expenses relating to the approval of the Plan of Conversion by the Director of the Division, and (c) PRA shall pay all expenses in connection with the approval of the change of control of PICA contemplated by this Agreement by the Director of the Division, and any other required filings with any Insurance Regulator.

10.4           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (with confirmation) followed by delivery of an original via overnight courier service, mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)           if to PRA to:

ProAssurance Corporation
100 Brookwood Place
Birmingham, Alabama 35209
Attention:  Chief Executive Officer, copy to Corporate Secretary
Fax: (205) 877-4405

with copies to:

Burr & Forman LLP
420 N. 20th Street, Suite 3100
Birmingham, Alabama 35203
Attention:  Jack P. Stephenson, Esq.
Fax: (205) 458-5100

(b)           if to PICA, to:

Podiatry Insurance Company of America
110 Westwood Place
Brentwood, TN  37027
Attention:  Chief Executive Officer
Fax: (615) 371-1857

with copies to:

Sidley Austin LLP
One South Dearborn
Chicago, IL  60603
Attention: Brian J. Fahrney, Esq.; Sean M. Carney, Esq.
Fax: (312) 853-7036

and

Wyatt, Tarrant and Combs
2525 West End Avenue, Suite 1500
Nashville, TN  37203
Fax: (615) 256-1726
Attention:  Parker Duncan, Esq,

10.5           Further Assurances.  Prior to the Closing, at the reasonable request of any party to this Agreement, the other parties shall execute, acknowledge and deliver such other documents and/or instruments as may be reasonably required by the requesting party to carry out the purposes of this Agreement.  In the event any party to this Agreement shall be involved in litigation, threatened litigation or governmental inquiries with respect to a matter covered by this Agreement, every other party to this Agreement shall also make available to such party, at reasonable times and subject to the reasonable requirements of its own businesses, such of its personnel as may have information relevant to such matters, provided that such party shall reimburse the providing party for its reasonable costs for employee time incurred in connection therewith if more than one business day is required.

10.6           Specific Performance; Remedies Cumulative.  Each party acknowledges and agrees that the breach of this Agreement would cause irreparable damage to the other party hereto and that neither party will have an adequate remedy at law.  Therefore, the obligations of PICA and PRA under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.  Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

10.7           Presumptions.  It is expressly acknowledged and agreed that all parties have been represented by counsel and have participated in the negotiation and drafting of this Agreement, and that there shall be no presumption against any party on the ground that such party was responsible for preparing this Agreement or any part of it.

10.8           Exhibits and Schedules.  Each of the Exhibits and Schedules referred to in, and/or attached to, this Agreement is an integral part of this Agreement and is incorporated in this Agreement by this reference.

10.9           Interpretation; Conflict.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  No provision of this Agreement shall be construed to require PRA, PICA or any of their respective Subsidiaries or Affiliates to take any action which would violate any Applicable Law, rule or regulation.  In the event of any conflict between the terms of this Agreement and the Plan of Conversion, the terms of the Plan of Conversion shall control.

10.10    Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.11    Entire Agreement.  This Agreement (including the documents and the instruments referred to in this Agreement) and the Confidentiality Agreement constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

10.12    Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles, except that the Plan of Conversion shall be effected in accordance with and governed by the laws of the State of Illinois, and the insurance laws of the State of Illinois as they relate to PICA shall govern to the extent the application of such laws would be inconsistent with or in contravention of the laws of the State of Delaware.

10.13    Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.14     Publicity.  PRA and PICA shall develop a joint communications plan and each party shall (i) ensure that all press releases and other public statements and communications with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan and (ii) unless otherwise required by Applicable Law or by obligations pursuant to any listing agreement with or rules of the NYSE, consult with each other for a reasonable time before issuing any press release or otherwise making any public statement or communication (including any communications that would require a filing with the SEC), and mutually agree upon any such press release or any such public statement or communication, with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, unless otherwise required by Applicable Law or by obligations pursuant to any listing agreement with or rules of the NYSE, neither PRA nor PICA shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial conditions or results of operations without the consent of the other party.

10.15                      Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties to this Agreement.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Except as otherwise specifically provided in Sections 2.9, 3.2(b), 3.2(d) and 7.6, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to confer upon any person other than the parties to this Agreement any rights or remedies under this Agreement.

10.16                      Definitions.

(a)           The following terms, as used in this Agreement, have the meanings that follow:

“Affiliate” means with respect to any specified Person, any other Person that at the time of determination directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person.

“Amended and Restated Articles” means the articles of incorporation of PICA amended and restated at the Effective Time and in substantially the form attached as Exhibit D to this Agreement.

“Amended and Restated Bylaws” means the bylaws of PICA as amended and restated at the Effective Time and in substantially the form attached as Exhibit E to this Agreement.

“Applicable Law” means all laws, published rules, statutes, regulations, policies and codes and judgments, injunctions, orders, decrees, licenses, permits and all other requirements of Governmental Authorities applicable to the Person, place and situation in question.

“Board of Directors” means the board of directors (or similar governing body) of PICA or PRA, as applicable.

“Business Day” means any day that is not a Saturday, or Sunday or other day on which commercial banks in the States of Illinois, Tennessee or Alabama are required or authorized to be closed.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Control” means, as to any Person, the power to direct or cause the direction of the management and polices of such Person, whether through the ownership of voting securities, by contract or otherwise.  The terms “Controlled by”, “under common Control with” and “Controlling” shall have correlative meanings.

“Decision and Order” has the meaning specified in the Plan of Conversion.

“DR Former Members” means any former Member of PICA that, according to the books and records of PICA, has, within the two years immediately preceding the date the Plan of Conversion is adopted by PICA’s Board of Directors, (a) terminated its policy due to such Member’s retirement or disability and (b) purchased or earned an extended reporting endorsement (tail coverage).

“Effective Date Filing” has the meaning specified in the Plan of Conversion.

“Eligible Member” means each Member eligible under the Plan of Conversion to receive consideration in exchange for such Member’s Membership Interests.

“Employee Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA; any employment, severance or similar service agreement, plan, arrangement or policy; any other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other equity-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), medical, dental or vision benefits, disability or sick leave benefits, life insurance, employee assistance program, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, insurance or medical benefits); or any loan; in each case including plans or arrangements, both written and oral, covering or extended to any current or former director, employee or independent contractor.

“Environmental Laws” means any federal, state, local or foreign law (including common law) treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement in effect on the date hereof relating to protection of the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Environmental Permits” means, with respect to any Person, all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Laws and affecting, or relating in any way to, the business of such Person or any of such Person’s Subsidiaries, as currently conducted.

“Governmental Authority” means any United States federal, state or local or any supra-national or non-U.S. governmental, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.

“Insurance Laws” means all Applicable Laws applicable to the business of insurance and the regulation of insurance holding companies, whether domestic or foreign, and all applicable orders and directives of Governmental Authorities and market conduct recommendations resulting from market conduct examinations of Insurance Regulators.

“Insurance Regulators” means all Governmental Authorities regulating the business of insurance under the Insurance Laws.

“Knowledge of PICA” means the actual knowledge of any person listed on Exhibit F.

“Lien” means, with respect to any property or asset (real or personal, tangible or intangible), any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.  For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means, with respect to PICA and PRA, as the case may be, a material adverse effect on the business, assets, properties, operations, or condition (financial or otherwise) of such party and its Subsidiaries taken as a whole; provided that any adverse change or effect arising out of or resulting from or attributable to the following shall be excluded in any determination of Material Adverse Effect: (i) any circumstance, change or effect (including international events such as acts of terrorism or war) affecting generally companies operating in the medical malpractice insurance business; (ii) any circumstance, change or effect affecting generally the United States or world economy or capital markets generally, including changes in interest or exchange rates; (iii) changes or prospective changes in laws, rules or regulations or accounting or actuarial practices (iv) the execution or announcement of or the consummation of the transactions contemplated by this Agreement or the Plan of Conversion (including the adverse effect of any loss or threatened loss of, or disruption or threatened disruption in, any customer, reinsurer, policyholder, supplier, professional association and/or vendor relationships or loss of personnel resulting from such execution, announcement or consummation), (v) actions taken or omitted by such party at the direction of, or with the prior written consent of, the other party, or (vi) the effect of any action taken by the other party or its Affiliates with respect to the transactions contemplated by this Agreement.  For the purposes of the foregoing, without limiting the exceptions set forth in clauses (i) through (vi) above, a Material Adverse Effect shall (a) be conclusively presumed to have occurred with respect to PICA and any adverse change or effect that results, or reasonably could be expected to result, in a reduction of more than $10 million in the equity of PICA calculated in accordance with GAAP at and as of June 30, 2008, (b) be conclusively presumed not to have occurred with respect to PICA and any adverse change or effect that does not result, or reasonably could not be expected to result, in a reduction of more than $10 million in the equity of PICA calculated in accordance with GAAP at and as of June 30, 2008.

“Member” means, as of any date of determination, a Person who, in accordance with the records of PICA, PICA’s articles of incorporation and bylaws, and Applicable law, is a member of PICA as of such date.

“Membership Interest” means all policyholders’ rights as members arising prior to the Conversion under the bylaws of PICA or otherwise under Applicable Law.  These include the right to vote and to participate in any distribution of surplus in the event that PICA is liquidated.  The term “Membership Interest” does not include rights expressly conferred upon the policyholders by their policies or contract (other than any right to vote), such as the right to any declared policy dividends.

“Permitted Lien” means any Liens included in the PICA Disclosure Schedules.

“Person” means an individual, corporation, partnership (general or limited), limited liability company, association, trust or other entity or organization, including any Governmental Authority.

“Qualified Policyholders” has the meaning set forth in the Plan of Conversion.

“Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate (i) where such Person has the right to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person, whether through ownership of voting securities or interests, by exercising of contractual rights or otherwise, or (ii) of which (or in which ) more than 50% of the (a) voting capital stock of such corporation or other Person, (b) interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate, is at the time of determination directly or indirectly owned or controlled by such Person.

(b)           Set forth below is an index to the definitions set forth in this Agreement.

Term	Section

215 ILCS 5/59.1	1.1
Acquisition Proposal	7.9(c)
Affiliate	10.16(a)
Agreement	Recitals
Amended and Restated Articles	10.16(a)
Amended and Restated Bylaws	10.16(a)
Applicable Law	10.16(a)
Board of Directors	10.16(a)
Burdensome Condition	7.1(a)
Business Day	10.16(a)
Capital Contribution	7.10
Cash Consideration	2.2
Claim	7.6(b)
Closing	10.1
Closing Date	10.1
Closing Date PICA Disclosure Schedule	7.7(b)
COBRA	4.13(k)
Code	10.16(a)
Common Stock	Recitals
Confidentiality Agreement	7.2(a)
Consideration Notices	3.2(d)
Consolidated Financial Statements	4.7(a)
Consulting Agreement	2.6
Continuing Employees	7.5(a)
Control	10.16(a)
Conversion	Recitals
Conversion Agent	3.1
Conversion Credits	2.9(a)
Conversion Fund	3.2(b)
Credit Account	2.9(c)
Decision and Order	10.16(a)
Director	1.1
Distribution List	3.2(c)
Division	1.1
DR Former Members	10.16(a)
Effective Date Filing	10.16(a)
Effective Time	1.5
Eligible Member	10.16(a)
Employee Plan	10.16(a)
Environmental Laws	10.16(a)
Environmental Permits	10.16(a)
ERISA	4.13(a)
Exchange Act	2.7
GAAP	4.7(b)
Governmental Authority	10.16(a)
HIPAA	4.13(k)
HSR Act	4.5(c)
HSR Act Report	4.5(c)
Indemnified Parties	7.6(b)
Indemnified Liabilities	7.6(b)
Information Statement	1.3
Insurance Laws	10.16(a)
Insurance Premium Amount	7.6(a)
Insurance Regulators	10.16(a)
Intellectual Property	4.18(a)
IRS	4.12(a)
June 30, 2008 Statements	4.21(d)
Knowledge of PICA	10.16(a)
Lien	10.16(a)
Losses	7.6(b)
Material Adverse Effect	10.16(a)
Member	10.16(a)
Membership Interest	10.16(a)
PACO Permits	4.2(b)
Permits	4.2(b)
Permitted Lien	10.16(a)
Person	10.16(a)
PICA	Recitals
PICA Acquisition Event	9.5
PICA Actuarial Analyses	4.21(e)
PICA Actuaries	4.21(e)
PICA Contract	4.16(a)
PICA Disclosure Schedule	4
PICA Employees	7.5(a)
PICA Employee Plans	4.13(a)
PICA Holding Company Act Report	4.6(c)
PICA Insurance Policies	4.11(a)
PICA Insurance Subsidiaries	4.2(b)
PICA Permits	4.1(b)
PICA Personal Property Leases	4.20(b)
PICA Real Property	4.19(a)
PICA Real Property Leases	4.19(a)
PICA Recommendation Event	9.1(d)
PICA Regulatory Agreement	4.15(a)
PICA Reinsurance Treaties	4.21(c)
PICA Reserves	4.21(d)
PICA SAP Statements	4.6(a)
PICA Subsidiaries	4.2(a)
Plan of Conversion	Recitals
Potential Acquiror	7.9(a)
PRA	Recitals
PRA SEC Reports	5.3(a)
Premerger Notification Agencies	4.5(c)
Proposal	1.2
Purchase Price	2.2
Qualified Policyholders	10.16(a)
Requisite Regulatory Approvals	8.1(c)
Retention Plan	7.5(e)
Sale	Recitals
SAP	4.6(b)
SEC	2.7
Securities Act	5.3(b)
Shares	2.1
SOX	4.7(f)
Subsidiary	10.16(a)
Tail Policy	7.6(a)
Tax or Taxes	4.12(a)
Tax Return or Tax Returns	4.12(a)
WARN Act	4.14(e)

IN WITNESS WHEREOF, PRA and PICA have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

PROASSURANCE CORPORATION,
a Delaware corporation

By:                        /s/ Victor T. Adamo
Name:  Victor T. Adamo
Title:                       President

PODIATRY INSURANCE COMPANY OF AMERICA, A MUTUAL COMPANY,
an Illinois mutual insurance company

By:            /s/ Jerry D. Brant
Name:  Jerry D. Brant, DPM
Title:    Chief Executive Officer

Signature Page to Stock Purchase Agreement

EXHIBIT A

FORM OF PLAN OF CONVERSION

The Plan of Conversion, including exhibits, is filed as a separate Exhibit to this 8-K.

EXHIBIT B

DIRECTORS TO BE ELECTED

For PICA and the PICA Insurance Subsidiary:

W. Stancil Starnes, Chairman
Victor T. Adamo
Jerry D. Brant
Howard H. Friedman
Kirk Petersen
Edward L. Rand, Jr.
Zack Stamp
Darryl K. Thomas
Adam Wilczek

EXHIBIT C

FORM OF CONSULTING AGREEMENT

DRAFT

October 15, 2008

CONSULTING, CONFIDENTIALITY AND NONCOMPETITION AGREEMENT

THIS CONSULTING, CONFIDENTIALITY AND NONCOMPETITION AGREEMENT (“Agreement”) is made and entered into as of the [first day of month after Closing], by and between ProAssurance Corporation, a Delaware corporation (“ProAssurance”), and  _____________________(the “Consultant”).

W I T N E S S E T H:

WHEREAS, ProAssurance desires to retain Consultant for the period set forth in this Agreement to obtain services from the Consultant, and Consultant is willing to be retained by ProAssurance pursuant to this Agreement; and

WHEREAS, Consultant acknowledges (i) that Consultant’s expertise will contribute significantly to the financial success of the business of ProAssurance and (ii) that the compensation, covenants not to compete and confidentiality provisions in this Agreement are reasonable.

NOW, THEREFORE, in consideration of the premises, as well as for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereby agree as follows:

1.           Definitions.  Capitalized terms not otherwise defined in this Agreement shall have the meanings given to them in the Stock Purchase Agreement dated as of  __________________, by and among ProAssurance, and  Podiatry Insurance Company of America (“PICA”).

2.           Consulting Relationship.  ProAssurance hereby retains Consultant to provide Consulting Services (as defined in Section 3 of this Agreement) for a term commencing on the date hereof (the “Effective Date”) and ending on that date that is the earlier of the date this Agreement is terminated and  ______________, 2013 [48 month after the Effective Date] (the “Expiration Date”).

3.           Consulting Services.  Consultant agrees to provide such services to ProAssurance as may be reasonably requested from time to time by the Chief Executive Officer of PICA or   ProAssurance, consistent with Consultant’s skills, background and experience.  Consultant shall not be required to devote a specific amount of time each year to the performance of his duties, but shall spend that amount of time reasonably necessary to accomplish the assigned tasks (including Board, advisory board and committee service) faithfully and completely.  The services of Consultant as described above are collectively defined as the “Consulting Services.”

4.           Compensation.

a.           In consideration of Consultant’s Consulting Services and Consultant’s covenants regarding confidentiality and noncompetition,  ProAssurance shall pay Consultant: (i)

a fee at closing of $ 50,000; and (ii)  a consulting fee payable in 47 consecutive monthly installments of $5,200 each and one final installment of  $5,600, with such installments commencing on the Effective Date and payable on the first day of each of the next consecutive 47 fiscal months thereafter (the “Consulting Fee”).

b.           ProAssurance shall reimburse Consultant, within 30 days after Consultant submits expense receipts to ProAssurance, for all reasonable out-of-pocket travel expenses that are paid by Consultant in performing the Consulting Services, in accordance with the reimbursement policies adopted from time to time by ProAssurance.

c.           It is understood and agreed that Consultant is responsible for all tax payments.  If ProAssurance, in its sole discretion, shall determine that ProAssurance or any of its subsidiaries has incurred or will incur any liability to withhold any federal, state or local income or other taxes by reason of any remuneration payable to Consultant, then ProAssurance may effect such withholding.

d.      With respect to any compensation paid pursuant to this Agreement, Consultant  shall be permitted to defer compensation pursuant to the terms of the PICA Deferred Compensation Plan; provided that neither PICA nor ProAssurance nor any of their respective subsidiaries shall make a matching contribution with respect to the compensation payable to Consultant under this Agreement.
5.           Right of Employment.  Neither this Agreement nor any action taken or not taken pursuant to this Agreement shall be construed as giving Consultant any right to be retained, as an employee or otherwise, by ProAssurance or any of its subsidiaries.

6.           Termination.  This Agreement may be terminated as follows:

a.           This Agreement shall terminate one day after Consultant’s death.

b.           ProAssurance may terminate this Agreement if, by reason of a disability, Consultant has been unable to perform Consulting Services for a period of 180 consecutive days. For purposes of this Agreement, "disability" means a serious injury or illness that requires Consultant to be under regular care of a licensed medical physician and renders the Consultant incapable of performing the essential function of this Agreement as determined by the Board of Directors of PICA in good faith and upon receipt of and in reliance on competent medical advice from one or more individuals selected by the Board, who are qualified to give professional medical advice.  Consultant will submit to such medical or psychiatric examinations and tests as such medical professional deems necessary to make any determination of Consultant’s disability and consent to such medical professional sharing the results of such examination with a representative of the Board.

c.           If Consultant is a Podiatric Physician, ProAssurance may terminate this Agreement if Consultant fails to be an insured of PICA or a ProAssurance subsidiary; provided that this section shall not apply if the Consultant  is no longer actively engaged in the private practice of Podiatric Medicine.

d.           ProAssurance may terminate this Agreement for Cause at any time.  For purposes of this Agreement “Cause” shall mean, and this Agreement shall be deemed to have been terminated for Cause if such termination results from, (i) willful gross misconduct on the part of Consultant that is materially and demonstrably injurious to ProAssurance or any of its subsidiaries as determined by the Board of Directors of ProAssurance; provided however, that no act, or failure to act, on the part of Consultant shall be considered willful gross misconduct unless Consultant acted, or failed to act, other than in good faith and with a reasonable belief that such action, or failure to act, was in the best interest of ProAssurance and its subsidiaries; or (ii) Consultant commits any act that constitutes a felony and that results, or is intended to result, directly or indirectly, in Consultant’s substantial personal gain or personal enrichment at the expense of ProAssurance or any of its subsidiaries.

e.           Consultant may terminate this Agreement with cause or without cause at any time.

Except for termination upon the death of the Consultant, any termination of this Agreement by ProAssurance, or by Consultant, shall be communicated by Notice of Termination to the other party given in accordance with Section 18 hereof.  For purposes of this Agreement, a "Notice of Termination" is a written notice which indicates the specific termination provision in this Agreement relied upon.  The "Date of Termination" means (i) if this Agreement  is terminated by reason of death of the Consultant, the date of death shall be the Date of Termination; (ii) if  this Agreement is terminated by reason of Disability, the Date of Termination shall be the date of determination of Disability by the board of directors of ProAssurance; (iii) if this Agreement is terminated by ProAssurance other than for death or  Disability , the Date of Termination shall be the date of receipt of the Notice of Termination by Consultant; or (iv) if this Agreement is terminated by Consultant for any reason other than death, the Date of Termination shall be date of receipt of the Notice of Termination by ProAssurance.

7.           Compensation Upon Termination.  Upon termination of this Agreement in accordance with Section 6, ProAssurance shall have no further obligation under this Agreement to make any payments to Consultant or to bestow any benefits on Consultant after the  Termination Date, other than payments and benefits accrued and due and payable to Consultant prior to the Termination Date. Notwithstanding the foregoing, in the event of the death or Disability of the Consultant, ProAssurance will pay monthly installments that would otherwise be due to Consultant pursuant to Section 4 from the Date of Termination to the Expiration Date. Such payment will be made in a lump sum within thirty days after the Date of Termination; and, in the event of death, the payment will be made to the estate of Consultant.

8.           Confidentiality.

a.           Consultant acknowledges (i) that as a result of Consultant’s prior service as a director of PICA  and Consultant’s engagement by ProAssurance, Consultant has and will become informed of, and has had and will have access to, valuable and confidential information of ProAssurance and its subsidiaries including, but not limited to, trade secrets, technical information, know-how, plans, specifications, marketing and sales information, claims handling information, investment information, and the identity of policyholders and reinsurers (collectively, “Confidential Information”), (ii) that the Confidential Information is the exclusive property of ProAssurance and its subsidiaries, and (iii) that the Confidential Information is to be held by Consultant in trust and solely for the benefit of ProAssurance and its subsidiaries.  Accordingly, Consultant shall not at any time subsequent to the date of this Agreement, use, reveal, report, publish, transfer or otherwise disclose to any person or entity any of the Confidential Information without the prior consent of ProAssurance, except to officers and employees of ProAssurance and its subsidiaries, and other persons or entities whom ProAssurance agrees are in a contractual or fiduciary relationship with ProAssurance or any of its subsidiaries.  This provision does not prohibit Consultant from disclosing information which legally is or becomes of general public knowledge from authorized sources other than Consultant.

b.           If the Confidential Information known to Consultant or in Consultant’s possession is subpoenaed, is subject to a demand for production, or is subject to any other form of legal process, by any judicial, regulatory, administrative, legislative or governmental authority, or any other person or entity, Consultant agrees to notify ProAssurance promptly that such subpoena, demand or other legal process has been received.  Consultant agrees to use Consultant’s best efforts, consistent with the requirements of applicable law, to protect the Confidential Information from disclosure and to cooperate with ProAssurance and its subsidiaries in seeking protection from disclosure of the Confidential Information.  If Consultant is required to disclose the Confidential Information, Consultant agrees, at ProAssurance’s request and expense, to use Consultant’s best efforts to obtain assurances that the Confidential Information will be maintained on a confidential basis and not be disclosed to a greater degree than legally required.

c.           Upon the termination of this Agreement, Consultant shall promptly deliver to ProAssurance all originals and all copies that are in Consultant’s possession or control of the following: all customer lists, stockholder lists, lists of names of beneficial owners, policyholder lists, manuals, letters, notes, notebooks, reports and all other materials relating to the business of ProAssurance and its subsidiaries.  Consultant shall represent to ProAssurance that Consultant has complied with the provisions of this Section 8 at the time the Consultant ceases to be a consultant to ProAssurance.

9.           Noncompetition and Nonsolicitation.

a.           During the term of this Agreement and until the Expiration Date, Consultant agrees that Consultant shall not, directly or indirectly, engage, participate, or assist in any business organization by performing services related to the providing of malpractice insurance to podiatric physicians, chiropractors  and other persons or entities insured by PICA or any of its subsidiaries (the “Proscribed Activities”) in the states in which PICA  or any of its subsidiaries is then conducting the Proscribed Activities, whether as owner, part-owner, stockholder, partner, director, officer, trustee, employee, agent, consultant or in any other capacity, on Consultant’s own behalf or on behalf of any person or entity.  Consultant may make passive investments in a competitive enterprise of which the voting equity interests are publicly traded, provided that Consultant’s holdings in such enterprise, together with the holdings of any of the Consultant’s affiliates (as that term is defined in Rule 405 of the Rules under the Securities Exchange Act of 1934, as amended) do not exceed 3% of the outstanding voting equity interests of such enterprise.

b.           During the term of this Agreement and until the Expiration Date, Consultant agrees that Consultant shall not (i) directly or indirectly solicit any person or entity in the states in which PICA   or any of its subsidiaries is then conducting the Proscribed Activities to purchase insurance products or services competitive with the Proscribed Activities, (ii) directly or indirectly solicit any person or entity to purchase or sell insurance products or services relating to the Proscribed Activities, or (iii) recruit or otherwise solicit or induce any person who is at the time an employee or consultant with ProAssurance or any of its subsidiaries to terminate such person’s employment or consulting relationship with ProAssurance or any of its subsidiaries.

10.           Restrictions Reasonable.  The restrictions against competition and solicitation set forth above are considered by the parties to be reasonable for the purposes of protecting the business of ProAssurance and its subsidiaries.  If any restriction is found by a court of competent jurisdiction to be unenforceable because it extends for too long a period of time, or over too broad a range of activities, or in too large a geographic area, then that restriction shall be interpreted to extend only over the maximum period of time, or range of activities, or geographic area, as to which it may be enforceable.

11.  Remedies.  Consultant and ProAssurance acknowledge that ProAssurance and its subsidiaries would not have an adequate remedy at law for money damages if the covenants contained in Sections 8 or 9 of this Agreement were not complied with in accordance with their terms.  Because the breach or threatened breach of any of the covenants in Sections 8 or 9 of this Agreement will result in immediate and irreparable injury to ProAssurance and its subsidiaries, Consultant agrees that ProAssurance and its subsidiaries shall be entitled to an injunction restraining Consultant from violating Sections 8 and 9 of this Agreement to the fullest extent allowed by law.  Nothing in this Agreement shall prohibit ProAssurance or any of its subsidiaries from pursuing all other legal or equitable remedies that may be available to it for a breach or threatened breach, including the recovery of damages.

12.           Resignation from PICA Board of Directors.  Consultant hereby resigns as director and officer, if applicable, of PICA and any of its direct or indirect subsidiaries, effective upon the Effective Time as defined and contemplated under the Stock Purchase Agreement.  This resignation shall not require acceptance by PICA or any of its direct or indirect subsidiaries, and shall take effect automatically upon the Effective Time without any further action on behalf of the Consultant or PICA or any of its direct or indirect subsidiaries.

13.           Survival.  The provisions of Sections 8, 9, 10, 11, 12 and 18(b) shall survive the termination of this Agreement and shall inure to the benefit of ProAssurance, its successors and assigns, and the provisions of  Section 7 shall survive the termination of this Agreement and inure to the benefit of the Consultant, and its heirs, representative, successors and assigns.

14.           Third-Party Agreements and Rights.  Consultant confirms that Consultant is not bound by any agreement with any other person or entity that would restrict engagement of Consultant in any business or Consultant’s use or disclosure of information.  Consultant represents that Consultant’s execution of this Agreement, engagement by ProAssurance and performance of duties pursuant to this Agreement will not violate any obligations Consultant may have to any other person or entity.  Consultant shall not disclose or make use of information in violation of any agreements with or rights of any other person or entity.

15.           Further Assurances.  Consultant and ProAssurance agree to execute, acknowledge, deliver and file, or cause to be executed, acknowledged, delivered and filed, all further instruments, agreements or documents as may be necessary to consummate the transactions provided for in this Agreement and to do all further acts necessary to carry out the purpose and intent of this Agreement.

16.           No Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with the waiver or estoppel.  No written waiver shall be deemed a continuing waiver unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of the term or condition for the future or as to any act other than that specifically waived.  The waiver by a party of any other party’s breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, and the failure of any party to exercise any right or remedy shall not operate or be construed as a waiver or bar to the exercise of such right or remedy upon the occurrence of any subsequent breach.  No delay on the part of a party in exercising a right, power or privilege hereunder shall operate as a waiver thereof.  No waiver on the part of a party of a right, power or privilege, or a single or partial exercise of a right, power or privilege, shall preclude further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies of this Agreement are cumulative and are not exclusive of the rights or remedies that a party may otherwise have at law or in equity.

17.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to its conflicts of law principles.

18.           Notices.  Notices required or permitted to be given under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested), or delivered by an express courier (with confirmation), to the parties at the addresses below (or at such other address for a party as shall be specified by like notice):

a.           If to ProAssurance:

ProAssurance Corporation
100 Brookwood Place
Birmingham, Alabama 35209
Attention:  Chief Executive Officer
with copy to                                Corporate Secretary
Fax: (205) 877-4405

b.           If to Consultant:

19.           Assignment.

a.           This Agreement and all of Consultant’s rights, duties and obligations under this Agreement are personal in nature and shall not be assignable by the Consultant.  A purported assignment shall not be valid or binding on ProAssurance.

b.           This Agreement shall inure to the benefit of and be legally binding upon all successors and assigns of ProAssurance.  ProAssurance will require a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of ProAssurance by agreement in form and substance satisfactory to the Consultant, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that ProAssurance would be required to perform it if no such succession had taken place.  For purposes of this Section 18, “ProAssurance” shall mean ProAssurance as defined above and all successors to its business or assets that execute and deliver the agreement provided for in this Section 18 or that otherwise become bound by the terms and provisions of this Agreement by operation of law.

20.           Attorneys’ Fees.  If litigation is brought concerning this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party, and the non-prevailing party shall upon final judgment and the expiration of all appeals immediately pay upon demand all reasonable attorneys’ fees and expenses of the prevailing party.

21.           Entire Agreement.  This Agreement constitutes the entire understanding of the parties and supersedes all prior discussions, negotiations, agreements and understandings, whether oral or written, with respect to its subject matter.  This Agreement may be modified only by a written instrument properly executed by Consultant and ProAssurance.

22.           Severability.  If any one or more of the provisions of this Agreement is held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision which comes closest to the intent of the parties.

23.           Counterparts.  This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

The parties have executed this Agreement effective as of the day and year first written above.

PROASSURANCE CORPORATION                                                                                                CONSULTANT

By: ___________________________                                                                                                ______________________________
Name:

______________________________
Taxpayer Identification Number

EXHIBIT D

AMENDED AND RESTATED ARTICLES

Attached as Exhibit B to the Plan of Conversion.

EXHIBIT E

AMENDED AND RESTATED BYLAWS

Attached as Exhibit C to the Plan of Conversion.

EXHIBIT F

KNOWLEDGE OF PICA

Dr. Jerry D. Brant
Adam P. Wilczek
T. Douglass Webb
Gary R. Dittman